UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a - 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

COMSTOCK RESOURCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing party:
	4)	Date filed:

To the Stockholders of Comstock Resources, Inc.:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Comstock Resources, Inc. The meeting will be held at 10:00 a.m., local time, on Thursday, May 8, 2014, at the Company’s headquarters at 5300 Town and Country Blvd., 3rd Floor, in Frisco, Texas. Our Board of Directors and management look forward to greeting those of you who are able to attend in person.

At this year’s Annual Meeting, you will be asked to vote on a number of items more fully addressed in our Notice of Annual Meeting of Stockholders, including the election of certain directors, our 2013 executive compensation and certain stockholder proposals.

We know that most of our stockholders will not be attending the Annual Meeting in person. As a result, our Board of Directors is soliciting proxies so that each stockholder has an opportunity to have their shares represented at the Annual Meeting. If you do not plan to attend, please vote your shares by Internet, by telephone, or, if you received our proxy materials by mail, by returning the accompanying proxy card, as soon as possible so that your shares will be voted at the meeting. Instructions on how to vote can be found in our Proxy Statement.

On behalf of the Board of Directors and management, thank you for your cooperation and continued support.

Sincerely,

M. Jay Allison
Chairman of the Board and
Chief Executive Officer

COMSTOCK RESOURCES, INC.

Notice of Annual Meeting of Stockholders

May 8, 2014

10:00 a.m. Central Time

Location: Company Headquarters

                          5300 Town and Country Blvd., 3rd Floor

                          Frisco, Texas 75034

ITEMS OF BUSINESS

1.	To elect four director nominees to our Board of Directors.
2.	To amend our bylaws to provide for the annual election of all directors.
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2014.
4.	To approve, on an advisory basis, the Company’s 2013 compensation of its named executive officers.
5.	To vote on two proposals submitted by our stockholders.
6.	To transact any other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE

March 24, 2014

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2013, which is not a part of the proxy solicitation materials, is available on our website at www.comstockresources.com. If you received a printed copy of the proxy materials, a printed Annual Report was enclosed.

PROXY VOTING

Stockholders of record may vote in person at the meeting, but may also appoint proxies to vote their shares in one of three ways, by:

• Telephone	• Mail	• Internet

If your shares are held by a bank, broker or other holder of record, you may appoint proxies to vote your shares on your behalf as instructed by that bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

Any proxy may be revoked at any time before it is exercised at the meeting.

By Order of the Board of Directors,

Roland O. Burns
Secretary

Proxy Summary

This Summary is included to provide an introduction and overview of the information contained in the Proxy Statement. This is a summary only and does not contain all of the information we have included in the Proxy Statement. You should refer to the entire Proxy Statement that follows for more information about Comstock Resources, Inc. (“Comstock” or the “Company”) and the proposals you are being asked to consider.

Business Highlights

2013 was a very successful year for Comstock. Our significant accomplishments include:

•	Reported a $41 million (85¢ per share) profit;

•	Declared our first dividend on our common stock in our corporate history;

•	Grew our oil production by 29%;

•	Added 5.4 million barrels to our proved oil reserves which replaced 233% of our 2013 oil production;

•	Reduced debt by $425 million which lowered our leverage ratio from 4.1x in 2012 to 2.5x in 2013; and

•	Added 72,000 net acres of leasehold in new areas prospective for oil development.

Executive Compensation Highlights

In response to a majority of our stockholders voting against our Say on Pay proposals in 2012 and 2013, we have undertaken a comprehensive evaluation of our executive compensation programs and philosophy in order to better align pay with Company performance, stockholder expectations and prevailing market practices. During 2013 and 2014 our compensation committee also conducted an extensive outreach to seek feedback from our stockholders. Highlights of the actions the Company has taken in response to stockholder feedback include:

•	Revised peer group to include companies that are more appropriately sized;

•	Adopted a pay philosophy that targets the median of the Company’s peer group;

•	Reduced our chief executive officer’s annual and long-term incentive opportunities to more closely reflect compensation paid by peer group;

•	Based 100% of our top two executives’ annual bonuses on achievement of pre-established performance goals;

•	Based 75% of our top two executives’ long-term incentive awards on achievement of total shareholder return by use of performance-based restricted stock units; and

•	Required positive total shareholder return to earn long-term incentive awards.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	1

PROXY SUMMARY

Corporate Governance Highlights

Our corporate governance includes a number of policies, procedures and structures that are “best practices” in corporate governance, including:

•	Majority voting in connection with elections of directors;

•	Independent lead director who presides over executive sessions of the board of directors with only independent directors present;

•	An independent executive compensation consultant hired by and reporting to the compensation committee;

•	Stock ownership guidelines applicable to directors and executive officers;

•	Policy prohibiting hedging transactions involving Company stock by executive officers and directors; and

•	No excise or other tax gross-ups in our compensation plans.

The board of directors is taking additional action at the Annual Meeting to further enhance corporate governance practices including:

•	Expanding the board of directors from seven to nine directors and nominating two new independent directors to be voted on at the Annual Meeting; and

•	Recommending to amend our bylaws to declassify the board of directors.

Proposals for Stockholder Action

Below is a summary of the proposals on which you are being asked to vote. Please review the complete information regarding these proposals included in the Proxy Statement.

Election of Directors (Proposal 1 – Page 9)

You will find important information about the qualifications and experience of each of the four director nominees that you are being asked to elect. The corporate governance/nominating committee, in its annual review of director nominees, has determined that our nominees have the skills, experience and qualifications necessary to effectively oversee the management of the Company, and that they have integrity, proven leadership and a commitment to the financial and strategic success of the Company.

Amend our Bylaws to Provide for the Annual Election of All Directors (Proposal 2 – Page 22)

We are recommending that our stockholders approve an amendment to our bylaws that will declassify our board of directors such that all directors are elected annually.

Appointment of Independent Registered Public Accountants (Proposal 3 – Page 23)

Ernst & Young LLP has served as the Company’s independent registered public accountants since 2003. You are being asked to ratify the appointment by the audit committee of Ernst & Young as the Company’s independent registered public accountants for 2014.

Advisory Vote to Approve 2013 Executive Compensation (Proposal 4 – Page 26)

We are providing our stockholders the opportunity to cast a non-binding advisory vote to approve our 2013 executive compensation. We recommend that you review our Compensation Discussion and Analysis beginning on page 27, which explains the actions and decisions of the compensation committee of the Board regarding our compensation programs.

Other Stockholder Proposals (Proposals 5 and 6 – Page 43)

We have included two proposals submitted by stockholders for consideration at the Annual Meeting.

2	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

PROXY SUMMARY

Recommendations of the Board of Directors Regarding the Proposals

Our board of directors unanimously recommends that you vote:

1.	FOR each of the director nominees named in the Proxy Statement;

2	FOR amending our bylaws to provide for the annual election of all of our directors;

3.	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2014;

4.	FOR the proposal to approve, on an advisory basis, the Company’s 2013 compensation of its named executive officers; and

5.	AGAINST stockholder proposals 5 and 6 described in the Proxy Statement.

Communicating with the Board of Directors

Any interested party can communicate with our board of directors, any individual director or groups of directors by sending a letter addressed to the board of directors as a whole, to the individual director or to a group of directors, c/o Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

Governance Documents

Governance documents, such as the Corporate Governance Guidelines, the board committee charters, the Code of Ethics for Senior Financial Officers, and the Code of Business Conduct and Ethics for Employees, can be found in the “Corporate Governance” section of our website: www.comstockresources.com. Please note that documents and information on our website are not incorporated herein by reference. These documents are also available at no cost in print by writing to the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

Information about the Electronic Availability of Proxy Materials

Our 2014 Proxy Statement and 2013 Annual Report are available free of charge on our website at: www.comstockresources.com.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	3

COMSTOCK RESOURCES, INC.

Proxy Statement for the Annual Meeting of Stockholders

to be Held May 8, 2014

This Proxy Statement, and the accompanying proxy/voting instruction card (the “Proxy Card”), are being made available to stockholders of record of Comstock Resources, Inc. by the Company’s Board of Directors (the “Board”) in connection with its solicitation of proxies to be used at the Company’s 2014 Annual Meeting of Stockholders scheduled to be held on May 8, 2014, or any postponements and adjournments thereof (the “Annual Meeting”). This Proxy Statement and any accompanying Proxy Card were first made available to stockholders beginning April 4, 2014.

Questions and Answers about the Annual Meeting and Voting

Why am I receiving these materials?

A Notice of Annual Meeting of Stockholders or Notice Regarding the Availability of Proxy Materials has been provided to you because you are a Comstock stockholder and because the Board is soliciting your proxy to vote your shares at the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement. We will also transact any other business as may properly come before the Annual Meeting or any adjournment thereof.

Where can I find more information about proxy voting?

The Securities and Exchange Commission (“SEC”) has created an educational website where you can learn more about proxy voting: www.sec.gov/spotlight/proxymatters.shtml.

Who is entitled to vote at the Annual Meeting?

Owners of shares of common stock of the Company at the close of business on March 24, 2014 (the “Record Date”) are entitled to vote at and participate in the Annual Meeting.

What are the voting rights of holders of common stock?

Each outstanding share of common stock will be entitled to one vote on each matter to come before the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

If another proposal is properly presented for consideration at the Annual Meeting, the persons named in the Proxy Card will vote as recommended by the Board or, if no recommendation is given, these persons will exercise their discretion in voting on the proposal.

4	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How can shares be voted?

Shares of common stock can be voted in person at the Annual Meeting or they can be voted by proxy or voting instructions can be given, in one of three ways, by:

• Telephone	• Mail	• Internet

The instructions for each are on the Proxy Card, in the Notice Regarding the Availability of Proxy Materials, or on the voting form enclosed with the proxy from the bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

What vote is required for approval?

With regard to Proposal 1 (election of directors), the affirmative vote of the majority of the votes cast at the Annual Meeting is required by our bylaws for the election of a director.

The affirmative vote of two-thirds of the outstanding shares of common stock of the Company is required for approval of Proposal 2 (amending the bylaws to declassify the Board).

The affirmative vote of the majority of shares of common stock of the Company represented at the Annual Meeting and entitled to vote is required for approval of Proposal 3 (ratification of independent registered public accountants), Proposal 4 (advisory vote on the Company’s 2013 compensation of its named executive officers), Proposal 5 (limits on accelerated vesting) and Proposal 6 (proxy access). The vote on Proposal 4, however, is advisory in nature and will not be binding on the Company, the Board or the compensation committee.

How will votes be counted?

For shares held in your own name, votes will be counted as directed, except when no choice for any particular matter is made. In that case, and only for the matter for which no choice is indicated, the shares will be voted as recommended by the Board.

For shares held indirectly through a bank, broker or other holder of record (i.e., in “street name”), unless you give your broker, bank or other holder of record specific instructions, your shares will not be voted on any of the proposals other than Proposal 3. Under the New York Stock Exchange (“NYSE”) rules that govern voting by brokers of shares held in street name, brokers have the discretion to vote these shares only on routine matters, but not on non-routine matters, as defined by those rules. The only matter that will be voted on that is considered routine under these rules is Proposal 3, the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants for fiscal year 2014.

What is a broker non-vote and what is the effect of a broker non-vote?

A “broker non-vote” occurs when a stockholder who holds shares indirectly does not give instructions to the holder of record on how the stockholder wants his or her shares voted, but the holder of record exercises its discretionary authority under the rules of the NYSE to vote on one or more, but not all, of the proposals. In such a case, a “broker non-vote” occurs with respect to the proposals not voted on. Shares represented by “broker non-votes” will, however, be counted in determining whether a quorum is present.

In the absence of instructions from the stockholder, the holder of record may only exercise its discretionary authority and vote the shares it holds as a holder of record on Proposal 3 (ratification of the appointment of the independent registered public accountants), and does not have the discretionary authority to vote them on any of the other Proposals.

Therefore, if you are a “street-name” holder, your shares will not be voted on any Proposal for which you do not give your broker, bank or other holder of record instructions on how to vote on any Proposal other than Proposal 3.

Broker non-votes will not affect the voting, except that they could prevent the votes cast with respect to Proposal 2 from representing a two-thirds majority of the outstanding shares.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	5

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is an abstention and what is the effect of an abstention?

If you do not desire to vote on any proposal or have your shares voted as provided for in the preceding answer, you may abstain from voting by marking the appropriate space on the Proxy Card or by following the telephone or Internet instructions. Shares voted as abstaining will be counted as present for the purpose of establishing a quorum and for the purpose of determining the number of votes needed for approval of the Proposals before the Annual Meeting.

Abstentions will have the effect of a negative vote for Proposals 2, 3, 4, 5 and 6.

What constitutes a quorum?

The presence at the Annual Meeting of the holders of a majority of the shares of the common stock outstanding on the Record Date, in person or by proxy, will constitute a quorum, permitting business to be conducted at the Annual Meeting. As of the Record Date, 47,837,224 shares of common stock were outstanding. Therefore, the presence of the holders of common stock representing at least 23,918,613 votes will be required to establish a quorum.

What shares will be considered “present” at the Annual Meeting?

The shares voted at the Annual Meeting, shares properly voted by Internet or telephone, and shares for which properly signed Proxy Cards have been returned will be counted as “present” for purposes of establishing a quorum. Proxies containing instructions to abstain on one or more matters, those voted on one or more matters and those containing broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

How can a proxy be revoked?

You can revoke a proxy at any time prior to a vote at the Annual Meeting by:

•	notifying the Secretary of the Company in writing;

•	by delivering a subsequent proxy; or

•	subsequent vote by Internet or telephone.

Shares held indirectly in the name of a bank, broker or other holder of record may be revoked pursuant to the instructions provided by such person or entity.

Who will count the votes?

The Company has hired a third party to determine whether or not a quorum is present at the Annual Meeting and to tabulate votes cast.

Where can I find the results of the voting?

The voting results will be announced at the Annual Meeting and filed on a Form 8-K with the Securities and Exchange Commission within four business days of the Annual Meeting.

6	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

Voting Securities and Principal Holders

Security Ownership of Certain Beneficial Owners

Ownership of our common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. The percentages shown in this Proxy Statement compare the stockholder’s beneficially owned shares with the total number of shares of our common stock outstanding on March 24, 2014 (47,837,224 shares) plus the number of unissued shares as to which such owner has the right to acquire voting or dispositive power of on or before May 31, 2014. The following table lists the stockholders known by the Company to have been the beneficial owners of more than 5% of the common stock outstanding as of March 24, 2014:

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent
BlackRock, Inc. 40 East 52nd Street, New York, New York 10022	4,166,069	(1)	8.7%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746	4,058,488	(2)	8.5%
Mackenzie Financial Corporation 180 Queen Street West, Toronto, Ontario, Canada M5V 3K1	2,409,000	(3)	5.0%
The Vanguard Group 100 Vanguard Blvd., Malvern, Pennsylvania 19355	2,908,106	(4)	6.1%
(1)	Represents shares held on December 31, 2013, based on filing on Schedule 13G/A dated January 17, 2014.
(2)	Represents shares held on December 31, 2013, based on filing on Schedule 13G/A dated February 10, 2014.
(3)	Represents shares held on December 31, 2013, based on filing on Schedule 13G dated February 4, 2014.
(4)	Represents shares held on December 31, 2013, based on filing on Schedule 13G/A dated February 6, 2014.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	7

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Management

The following table sets forth information as of March 24, 2014 concerning beneficial ownership information for our directors, nominees for director and executive officers:

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number		Percent
M. Jay Allison Chairman of the Board of Directors and Chief Executive Officer	1,708,917	(2)	3.6%
Gerry L. Blackshear Vice President of Exploration	42,767		*
Roland O. Burns Director, President, Chief Financial Officer and Secretary	814,268	(2)	1.7%
D. Dale Gillette Vice President of Land and General Counsel	100,996		*
David K. Lockett Director	61,956		*
Cecil E. Martin Director	67,819		*
Michael D. McBurney Vice President of Marketing	28,000		*
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	79,524		*
Russell W. Romoser Vice President of Reservoir Engineering	36,139		*
Frederic D. Sewell Director	18,920		*
Richard D. Singer Vice President of Financial Reporting	53,691		*
David W. Sledge Director	83,071		*
Blaine M. Stribling Vice President of Corporate Development	51,984		*
Nancy E. Underwood Director	82,620		*
Mark A. Williams Chief Operating Officer and Vice President of Operations	143,390	(3)	*
All Executive Officers and Directors as a Group (15 Persons)	3,374,062		7.1%
Elizabeth B. Davis Director Nominee	—		—
Jim L. Turner Director Nominee	50,000		*
*	Indicates less than one percent
(1)	The address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd, Suite 500, Frisco, Texas 75034.
(2)	1,236,829 shares owned by Mr. Allison and 614,278 shares owned by Mr. Burns are pledged as security for lines of credit held in their respective names.
(3)	Includes shares issuable pursuant to stock options which are presently exercisable or exercisable on or before May 31, 2014 by Mr. Williams for 11,000 shares.

8	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

PROPOSAL 1    ELECTION OF DIRECTORS

On the agenda for the Annual Meeting will be the election of three Class B directors, each to serve a term of three years beginning at the Annual Meeting and one Class A director to serve a term of two years beginning at the Annual Meeting and in each case until their successors are duly elected and qualified. If you do not vote for a particular nominee on your Proxy Card, your vote will not count either “for” or “against” the nominee.

In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality vote. In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the Board. The corporate governance/nominating committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the committee’s recommendation and publicly disclose its decision. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

Any vacancies on the Board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Our Board presently consists of seven members comprised of three classes (Class A, B and C). Directors are currently elected in classes to serve terms of three years. The Class B directors, whose terms expire at the Annual Meeting, are M. Jay Allison and David W. Sledge. The Class C directors, whose terms expire in 2015, are Roland O. Burns, David K. Lockett and Frederic D. Sewell. The Class A directors, whose terms expire in 2016, are Cecil E. Martin and Nancy E. Underwood.

The Board has nominated M. Jay Allison and David W. Sledge for re-election to the Board as Class B directors and has nominated Jim L. Turner to serve as an additional Class B director and Dr. Elizabeth B. Davis to serve as an additional Class A director.

The Board recommends that stockholders vote “FOR” the election of each of the director nominees.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	9

Selection Criteria and Qualifications of Director Candidates

Director Selection Process

The nominating functions of the Board are handled by the corporate governance/nominating committee pursuant to its charter. In evaluating nominees for membership on the Board, the corporate governance/nominating committee applies the board qualification standards set forth in our corporate governance guidelines. Under these qualification standards, the corporate governance/nominating committee will take into account many factors, including education, business, governmental and civic experience, broad and diverse backgrounds, communication, interpersonal and other required skills, independence, wisdom, integrity, an understanding and general acceptance of our current corporate philosophy, a strong business or professional knowledge and experience that can bear on our problems and deliberations, an inquiring mind, the willingness to speak one’s mind and ability to challenge and stimulate management, future orientation and the willingness to commit the required time and energy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the corporate governance/nominating committee may consider such other factors as it may deem are in the best interests of us and our stockholders. The corporate governance/nominating committee evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full Board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

Our corporate governance/nominating committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the corporate governance/nominating committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the corporate governance/nominating committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

10	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Director Nominees

The corporate governance/nominating committee has recommended, and the Board has nominated, the following for election as directors. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy, or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Biographical information concerning the current directors standing for re-election, the nominees for election and the current directors who are continuing in office after the Annual Meeting appears below.

M. Jay Allison Chairman of the Board of Directors and Chief Executive Officer

Mr. Allison, age 58, has been a director since 1987, and our Chief Executive Officer since 1988. Mr. Allison was elected Chairman of the Board in 1997. From 1988 to 2013, Mr. Allison served as our President and before that he served as our Vice President and Secretary. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. Mr. Allison was Chairman of the board of directors of Bois d’Arc Energy, Inc. from the time of its formation in 2004 until its merger with Stone Energy Corporation in 2008. Mr. Allison also currently serves as a director of Tidewater, Inc. and is on the board of regents for Baylor University.

Mr. Allison has 26 years of executive leadership experience in the oil and gas industry. Mr. Allison combines his educational background in business and in commercial law, along with his entrepreneurial spirit, his driven work ethic and extensive knowledge of the oil and gas industry, to pursue disciplined investments intended to enhance stockholder value. Mr. Allison’s service on the board of directors and audit committee of Tidewater, Inc. also provides him with knowledge, experience and insight from a global perspective.

David W. Sledge Director

Mr. Sledge, age 57, has served as a director since 1996. Mr. Sledge is the Chief Operating Officer of ProPetro Services, Inc. Mr. Sledge was President and Chief Operating Officer of Sledge Drilling Company until it was acquired by Basic Energy Services, Inc. in April 2007 and served as a Vice President of Basic Energy Services, Inc. from April 2007 to February 2009. He served as an area operations manager for Patterson-UTI Energy, Inc. from May 2004 until January 2006. From March 2009 through October 2011, and from October 1996 until May 2004, Mr. Sledge managed his personal investments in oil and gas exploration activities. Mr. Sledge was a director of Bois d’Arc Energy, Inc. from May 2005 until its merger with Stone Energy Corporation in August 2008. Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association.

Mr. Sledge is an experienced oil field executive who has managed and started drilling and oil field service companies during a career that spans more than 30 years. Mr. Sledge’s experience ranges from founding and directing the operations of a drilling rig business to serving as an executive manager for one of the largest drilling companies in the United States. Mr. Sledge has extensive contacts in the oil and gas industry, which, coupled with his oil field experience, makes him a valuable resource in understanding industry trends, operating practices and business prospects.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	11

SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Jim L. Turner Director Nominee

Mr. Turner, age 68, currently serves as principal of JLT Beverages, L.P., a position he has held since 1996. Mr. Turner served as President and Chief Executive Officer of Dr. Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through June 2005, when he sold his interest in that company. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner currently serves on two other NYSE listed companies, Dean Foods Company and Crown Holdings, Inc. He also serves as Vice Chairman and Chair-elect of the board of directors of Baylor Scott & White Health.

Mr. Turner brings his extensive business experience as Chairman and Chief Executive Officer of a large corporation to the Board. Mr. Turner has valuable experience in business development, finance and mergers and acquisitions. Mr. Turner’s service as a director of two NYSE-listed companies, including serving as the chairman of the compensation committee for one of these companies, will provide substantial experience and insight to our Board.

Elizabeth B. Davis Director Nominee

Dr. Davis, age 51, is the incoming President of Furman University beginning in July 2014. Dr. Davis was the Executive Vice President and Provost for Baylor University since July 2010, and Interim Provost from 2008 until 2010. Prior to her appointment as Provost, she was a professor of accounting in the Hankamer School of Business at Baylor University since 1992, where she also served as associate dean for undergraduate programs and as acting chair for the Department of Accounting and Business Law. While at Baylor University, Dr. Davis served on several university committees, including Faculty Senate Executive Committee, Faculty Athletics Council, Academic Appeals Committee, Enrollment Management Committee, and Admissions Committee. She also has served on task forces on issues such as faculty staff compensation and human resource benefits. Before her time at Baylor University, she worked for Arthur Andersen from 1984 to 1987.

Dr. Davis brings to our Board executive experience from her leadership roles in higher education as well as expertise in finance and accounting from her teaching and research experiences.

12	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Continuing Directors

Roland O. Burns Director, President, Chief Financial Officer and Secretary

Mr. Burns, age 54, has been our President since 2013, Chief Financial Officer since 1990, Secretary since 1991 and a director since 1999. Mr. Burns served as our Senior Vice President from 1994 to 2013 and Treasurer from 1990 to 2013. From 1982 to 1990, Mr. Burns was employed by the public accounting firm, Arthur Andersen. During his tenure with Arthur Andersen, Mr. Burns worked primarily in the firm’s oil and gas audit practice. Mr. Burns was a director, Senior Vice President and the Chief Financial Officer of Bois d’Arc Energy, Inc. from the time of its formation in 2004 until its merger with Stone Energy Corporation in 2008. Mr. Burns also serves on the board of directors of the University of Mississippi Foundation and the Cotton Bowl Athletic Association.

Mr. Burns is an experienced financial executive with extensive knowledge and experience in financial reporting, internal controls in the oil and gas industry, treasury and risk management, mergers and acquisitions, and regulatory compliance. Mr. Burns works with Mr. Allison to evaluate and consider business development opportunities and financing proposals. Mr. Burns, who is our principal contact with investors and investment bankers, updates the Board on trends in the capital markets, including the availability of debt and equity financing and transactional activity in the oil and gas industry.

David K. Lockett Director

Mr. Lockett, age 59, has served as a director since 2001. Mr. Lockett was a Vice President with Dell Inc. and held executive management positions in several divisions within Dell from 1991 until his retirement from Dell in 2012. Mr. Lockett, who has over 35 years of experience in the technology industry, is presently providing consulting services to small and mid-size companies. Mr. Lockett was a director of Bois d’Arc Energy, Inc. from May 2005 until its merger with Stone Energy Corporation in August 2008.

Mr. Lockett joined Dell Inc. during its start-up years and worked in executive level positions at Dell throughout his tenure there. He is an experienced manager, having supervised large organizations through a series of business cycles in the highly competitive personal computer/peripheral business. Mr. Lockett shares the good business judgment and insight gained from these experiences with the Board and also provides guidance from the perspective gained from a long career in a global market-focused company.

Cecil E. Martin Director

Mr. Martin, age 72, has served as a director since 1989 and is currently the chairman of our audit committee and our Lead Director. Mr. Martin is an independent commercial real estate investor who has primarily been managing his personal real estate investments since 1991. From 1973 to 1991, he also served as Chairman of a public accounting firm in Richmond, Virginia. Mr. Martin was a director and chairman of the audit committee of Bois d’Arc Energy, Inc. from May 2005 until its merger with Stone Energy Corporation in August 2008. Mr. Martin also served on the board of directors of Crosstex Energy, Inc. and Crosstex Energy, L.P. until their merger with EnLink Midstream and EnLink Midstream Partners LP, respectively, in March 2014. Mr. Martin currently serves on the board of directors of Garrison Capital, Inc. He served as chairman of the compensation committee at Crosstex Energy L.P. and currently serves as chairman of the audit committee at Garrison Capital, Inc.

Mr. Martin brings to our Board a combination of financial literacy and business management experience as well as an excellent understanding of the capital markets. Mr. Martin has a strong background in internal controls, financial reporting and financial analysis. He works closely with our chief financial officer, independent public accountants and internal auditors on a wide range of issues. His service on the compensation and audit committees of other publicly traded companies allows him to bring a wide range of experience and insights as part of his service on our Board.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	13

SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Frederic D. Sewell Director

Mr. Sewell, age 79, has served as a director since May 2012. Mr. Sewell has extensive experience in the oil and gas industry, where he has had a distinguished career as an executive leader and a petroleum engineer. Mr. Sewell was the co-founder of Netherland, Sewell & Associates, Inc. (“NSAI”), a worldwide oil and gas consulting firm, where he served as the Chairman and Chief Executive Officer until his retirement in 2008. Mr. Sewell is presently the President and Chief Executive Officer of Sovereign Resources LLC, an exploration and production company that he founded.

Mr. Sewell has over 50 years of experience as a petroleum engineer. During his career with NSAI, Mr. Sewell established relationships with many of the leading energy firms in the United States and gained extensive knowledge of domestic and international oil and gas operations. Mr. Sewell managed the growth of NSAI, which he co-founded in 1969, into one of the most respected worldwide upstream petroleum consulting organizations in the world. Mr. Sewell brings expertise and extensive knowledge of petroleum engineering, the geology of North American oil and gas basins and the estimation of oil and gas reserves to our Board.

Nancy E. Underwood Director

Ms. Underwood, age 62, has served as a director since 2004. Ms. Underwood is owner and President of Underwood Financial Ltd., a position she has held since 1986, which is primarily engaged in real estate development. From 1981 until 1985, Ms. Underwood was on the Board of Directors of Richardson Bank and Trust, serving as the Vice Chairman of the Loan Committee. She started her career as a litigation attorney at an Atlanta, Georgia based law firm before joining River Hill Development Corporation in 1981. Ms. Underwood serves on the Board of European Initiative Ministry and is a founding Advisory Board Member of the SMU Cox School of Business Women’s Inner Circle. She is currently a member of Charter 100 which is comprised of the 100 most powerful women in Dallas.

Ms. Underwood has over thirty years of experience in commercial real estate investments. Along with the legal experience gained from ten years as a practicing attorney, she brings to the Board the business acumen and knowledge gained from both starting and managing businesses.

14	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

Corporate Governance

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted a set of corporate governance guidelines, a code of business conduct and ethics and a policy regarding the approval of related party transactions. These materials are available on our website at www.comstockresources.com, and are available upon written request to our corporate secretary.

Determinations of Director Independence

Under rules adopted by the NYSE, we must have a majority of independent directors. No Board member qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with us). In evaluating each director’s independence, the Board considers all relevant facts and circumstances and relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest in us, our affiliates, or our executives. As a result of this review, the Board affirmatively determined that among the director nominees Mr. Sledge, Mr. Turner and Dr. Davis are independent from us and our management. Of the directors continuing in office, the Board has determined that Messrs. Lockett, Martin and Sewell and Ms. Underwood are independent according to the NYSE’s rules. The Board evaluates independence on an on-going basis.

Board of Director Meetings and Committees

Our Board held seven meetings during 2013. We have four standing committees: the audit committee, the compensation committee, the corporate governance/nominating committee and the executive committee. During 2013, the audit committee held seven meetings, the compensation committee held four meetings and the executive committee and the corporate governance/nominating committee each held one meeting. All of our directors attended all of the board and their respective committee meetings during 2013, except that Ms. Underwood did not attend one audit committee meeting in 2013. All of our directors are strongly encouraged to attend the Annual Meeting and they all attended the annual meeting in 2013.

Board Leadership Structure

The position of board chairman is filled by our Chief Executive Officer (the “CEO”). We believe this combined leadership structure is appropriate for us because our Chairman and CEO (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community, (ii) eliminates any ambiguity as to who is accountable for our performance and (iii) is able to draw on his knowledge of our operations to provide the Board with leadership and properly focus discussions on the issues of greatest importance to the Company and our stockholders. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

Since our board chairman is also a member of management, our Board has designated Mr. Cecil Martin, a non-management director, as “Lead Director”. The responsibilities of the Lead Director include:

•	Coordinating the scheduling of board meetings and preparation of agenda material for board meetings and executive sessions;

•	Defining the scope, quality, quantity and timeliness of the flow of information between management and the Board;

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	15

CORPORATE GOVERNANCE

•	Chairing all meetings of non-management directors and of the executive committee;

•	Overseeing the process of hiring, firing, evaluating and compensating the CEO;

•	Approving the retention of consultants who report directly to the Board;

•	Facilitating communication between the directors and the CEO, communicating the directors’ perspectives and consensus view to the CEO;

•	Assisting the Board and officers in assuring compliance with and implementation of our governance principles;

•	Leading the annual evaluation of the chairman;

•	Serving as an independent point of contact for stockholders wishing to communicate with the Board;

•	Acting as principal liaison between the independent directors and the CEO on sensitive issues; and

•	Leading the Board in anticipating and responding to crises.

Risk Oversight

One of the responsibilities of the Board, as a whole and through its committees, is to review and evaluate the processes in place to assess the major risks facing our company and periodically review management’s assessment of the major risks as well as options for their mitigation. Our board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function. The information flow and communication throughout the year between our Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of exploring for and producing oil and natural gas. Also, our audit committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities.

Adoption of Written Charters

The Board has in place charters for each of the audit committee, the compensation committee and the corporate governance/nominating committee. A copy of the charter for each committee is available on our website at www.comstockresources.com. The charters of these committees are also available upon written request to our corporate secretary.

Related Party Transactions

The Board has in place a written policy regarding the approval of related party transactions. At regularly scheduled audit committee meetings, management will recommend any related party transactions that are contemplated, and such transactions will require the audit committee’s approval. Generally, a “related party” is each of our executive officers, directors, nominees for director, any stockholder owning greater than five percent of our outstanding shares, including any immediate family member of each of the foregoing, and any entity owned or controlled by any of the foregoing. Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.

With respect to the standards applied by the audit committee when deciding whether to approve a related party transaction, the audit committee shall approve or ratify the transaction if it is on terms believed to be comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

16	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

CORPORATE GOVERNANCE

We along with M. Jay Allison, our Chairman and CEO, and Roland O. Burns, our President, Chief Financial Officer and a director, formed an entity in which we jointly own and operate a private airplane. The entity is owned 80% by us and 10% by each of Messrs. Allison and Burns. Each party funded their respective share of the acquisition costs of the airplane in exchange for their ownership interest. The airplane is leased to and managed by a third party operator. The airplane, which is intended to be used primarily for company business, also provides charter services to third parties and is available for personal use by Messrs. Allison and Burns. Direct costs associated with the operation of the airplane are paid by the party using the airplane while fixed costs, to the extent not offset by third party charter revenue, are paid by the parties based on their relative ownership interest. This relationship was approved by the audit committee in accordance with our policy on related party transactions.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised entirely of independent directors. None of the members of the committee during 2013 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of directors of any company that employed any member of the Company’s compensation committee or Board.

Stock Ownership Guidelines

The Company has stock ownership requirements for its directors and executive officers. The purpose of the ownership requirements is to further our goal of increasing stockholder value and to further align the interests of our directors and key executives with the interests of our stockholders. Satisfaction of the policy requires that individuals attain and retain holdings of our common stock with a cost basis equal to the following multiple of the individual’s compensation, defined as either a director’s cash retainer fee or an officer’s base salary:

•	5x for the CEO and President;

•	5x for non-employee directors; and

•	3x for all other executive officers.

An individual’s cost basis is equal to (1) his or her actual cost, in the case of purchases in the open market, (2) the fair market value of the shares at the date of exercise of stock options or stock appreciation rights, or (3) the fair market value of the shares at the date of vesting of restricted shares, restricted stock units or performance units. Each person’s stock ownership requirement will be adjusted annually each January 1 to reflect any changes in his or her retainer or base salary. For the purpose of counting the shares owned, only vested share equivalents under Comstock-sponsored plans will count as shares owned. Share equivalents will not include any amounts attributable to outstanding unexercised stock options or unvested equity awards.

Generally, individuals have a five-year period to attain their stock ownership requirements. At any time at which the individual’s stock ownership requirement has not been met, including during the initial five-year period to attain compliance, the individual will be required to retain at least 50% of “Net Shares” received upon vesting of restricted stock, restricted stock units and performance units. “Net Shares” are defined to include shares of common stock that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes. Subsequent to achieving the initial stock ownership requirement, all directors and executives are required to continuously maintain stock ownership at their specified levels.

If an individual does not meet the applicable ownership requirements, then he or she is subject to certain restrictions upon the vesting of equity awards, and may only dispose of shares for particular reasons set forth in the policy and upon receipt of permission for the transfer by the corporate secretary.

The policy provides a hardship exemption, for which an individual must submit a request to the corporate secretary, who will review the request with the CEO or the chairman of the corporate governance/nominating committee.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	17

CORPORATE GOVERNANCE

Upon our request, and at least annually, individuals subject to the ownership requirements are required to provide a schedule disclosing the number and cost basis of shares owned. The ownership requirements are administered by the corporate secretary. The Board may amend the ownership requirements in its sole discretion. Presently all of our directors and our executive officers have attained or exceeded their ownership requirements or are in their initial five-year period under this policy.

Hedging Policy

Our directors and executive officers are prohibited from entering into transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market as well as short sales of our securities. These types of transactions can hedge against decreases in our stock price and encourage risky behavior. We believe these activities are often perceived as involving insider trading and may focus the holder’s attention on our short-term performance rather than our long-term objectives.

18	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

The Board of Directors and its Committees

Board Responsibilities

The primary responsibility of the Board is to exercise governance over the affairs of the Company and to establish delegations of authority to the Company’s management. It is also the Board’s responsibility, as a whole and through its committees, to provide oversight, counseling and direction to the Company’s management from the perspective of the long-term interests of the Company and its stockholders. The Board’s and its committees’ responsibilities include: (a) reviewing and approving the Company’s major financial objectives and strategic and operating plans and actions; (b) overseeing the conduct of the Company’s business to evaluate whether it is being properly managed; (c) regularly evaluating the performance of the CEO; (d) planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives; (e) setting the compensation of the Company’s executive officers; (f) overseeing the processes for maintaining the Company’s integrity with regard to its financial statements and other public disclosures; and (g) overseeing the Company’s compliance with laws and ethics as well as the Company’s compliance programs and policies.

The Board has instructed the CEO, working with the Company’s other executive officers, to manage the Company’s business in a manner consistent with all applicable laws and regulations, the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

Our directors monitor the Company’s business and affairs through Board and board committee meetings, background and informational materials, presentations provided to them on a regular basis, and meetings with officers and employees of the Company.

Board Committees

In addition to the executive committee, the Board has three committees which are composed entirely of independent directors. Membership of these committees is as follows:

Audit	Compensation	Corporate Governance/Nominating
Cecil E. Martin, Chair	David W. Sledge, Chair	David K. Lockett, Chair
Frederic D. Sewell	David K. Lockett	David W. Sledge
Nancy E. Underwood	Cecil E. Martin	Nancy E. Underwood

Pending the outcome of the election of the director nominees at the Annual Meeting, the corporate governance/nominating committee has recommended the following composition of these committees effective after the Annual Meeting:

Audit	Compensation	Corporate Governance/Nominating
Cecil E. Martin, Chair	David K. Lockett, Chair	Frederic D. Sewell, Chair
Elizabeth B. Davis	Cecil E. Martin	David W. Sledge
Frederic D. Sewell	Jim L. Turner	Nancy E. Underwood

Each of these committees operates pursuant to a written charter which can be found in the “Corporate Governance” section of our website at www.comstockresources.com. As stated earlier, documents and information on our website are not incorporated herein by reference. These documents are also available in print from the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	19

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The audit committee reviews and approves the Company’s financial statements and earnings releases, oversees the internal audit function and reviews the Company’s internal accounting controls. The audit committee oversees the implementation of the Company’s compliance policies and programs relating to the Company’s financial statements and monitors ongoing compliance matters and concerns. The audit committee also reviews related party transactions. The audit committee has the sole authority to appoint, review and discharge our independent registered public accountants. The Report of the Audit Committee begins on page 24 of this Proxy Statement.

The compensation committee is responsible for overseeing and approving the Company’s compensation programs including our non-employee director compensation program. It is also responsible for reviewing and approving the compensation plans and decisions for all executive officers. It also oversees and regularly reviews the compensation program for all our employees and supervises the compensation and benefits policies and plans of the Company. The compensation committee frequently meets in executive sessions to discuss and approve compensation plans and decisions. The compensation committee is assisted in these matters by an independent compensation consultant, hired by and serving at the pleasure of the committee. A description of the committee’s role in determining executive compensation, including the CEO’s compensation, and its use of an independent compensation consultant, is contained in “Executive Compensation—Compensation Discussion and Analysis,” which appears on pages 27 - 42 of this Proxy Statement. A description of the committee’s role in determining non-employee director compensation is contained in “Director Compensation,” which appears on page 21 of this Proxy Statement.

The corporate governance/nominating committee is responsible for developing, overseeing, reviewing and monitoring compliance with the Company’s policies, programs and practices relating to corporate governance, including the Company’s corporate governance guidelines, and for evaluating and monitoring compliance with the Company’s policies, and making recommendations to the Board on various governance issues. The committee is also responsible for reviewing and recommending to the Board director nominees, recommending committee assignments and conducting an annual review of Board and committee effectiveness. The process for evaluating and nominating director nominees is described in “Director Selection Process” on page 10 of this Proxy Statement.

20	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

Director Compensation

The compensation program for our non-employee directors has been developed by the compensation committee after consideration of the recommendations and competitive market data provided by its independent compensation consultant. In setting non-employee director compensation, the compensation committee considers the significant amount of time that our directors spend satisfying their duties to the Company and our stockholders, as well as the skill level required by our directors. The program has been approved by the Board. The following sets out the components of the compensation program for our non-employee directors beginning in May 2014. Employee directors receive no additional compensation for serving on our Board:

Annual Board Retainer	$83,000
Annual Equity Grant Value	$125,000
Lead Director Retainer	$37,000
Annual Committee Chair Retainer:
(Audit Committee)	$31,500
(Compensation Committee)	$20,750
(Corporate Governance/Nominating Committee)	$12,500

The following table sets forth the compensation of our non-employee directors for services during 2013:

Name of Director	Fees Earned or Paid in Cash	Equity Awards			Total
		Grant Date	Number of Restricted Shares (#)(1)	Grant Date Fair Value(1)
David K. Lockett	$ 95,500	May 7, 2013	8,820	$145,000	$240,500
Cecil E. Martin	$151,500	May 7, 2013	8,820	$145,000	$296,500
Frederic D. Sewell	$ 83,000	May 7, 2013	8,820	$145,000	$228,000
David W. Sledge	$103,750	May 7, 2013	8,820	$145,000	$248,750
Nancy E. Underwood	$ 83,000	May 7, 2013	8,820	$145,000	$228,000
(1)	Shares vest one third on each of May 7, 2014, May 7, 2015 and May 7, 2016 and had a grant date value of $16.44 per share.

The compensation committee may award stock options, restricted stock, stock appreciation rights, restricted stock units or performance units to non-employee directors at its discretion under our 2009 Long-term Incentive Plan.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	21

PROPOSAL 2	PROPOSAL TO AMEND THE COMPANY’S BYLAWS TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

The Board has approved and recommends your approval of an amendment to our bylaws that would provide for the declassification of the Board and the annual election of all directors.

Our Board is currently divided into three classes and members of each class are elected to serve for staggered three-year terms. If the amendment is adopted, directors elected at or prior to the Annual Meeting will complete their three-year or two-year (in the case of Dr. Davis) terms and, thereafter, our directors up for election would be elected to one-year terms. Beginning with the annual meeting in 2015, our three Class C directors would be subject to annual election. At the annual meeting in 2016, the Class A directors (whose terms expire at the annual meeting in 2016) would be subject to annual election. Beginning with the annual meeting in 2017, the Class B directors would be subject to annual election and the declassification of the Board would be complete and all directors would be subject to annual election.

In approving the amendment, the corporate governance/nominating committee and the Board considered carefully the advantages of both classified and declassified boards. A classified board of directors provides continuity and stability in pursuing our business strategies and policies, and reinforces our commitment to a long-term perspective. Moreover, independent studies have concluded that a classified board increases our negotiating leverage when dealing with a potential acquirer. The Board is aware and has carefully considered that many investors believe these advantages are outweighed by the inability of stockholders to evaluate and elect all directors on an annual basis, and that annual election of directors is the trend in corporate governance generally. The Board has concluded that at this time it is appropriate to recommend this Proposal to our stockholders for their consideration.

The Board has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of an amendment to paragraph three of Section 1. of ARTICLE III of our bylaws to change the terms of office of our directors. Paragraph three of Section 1. of ARTICLE III of our bylaws is proposed to be deleted in its entirety and replaced with the paragraph set forth below.

Paragraph three of Section 1. of ARTICLE III of our bylaws currently provides that:

The directors shall be divided into three (3) classes, Classes A, B and C. If the number of directors is not evenly divisible by three (3), the Board shall determine the number in each Class of directors, provided that the number of directors in any one Class shall not exceed any other Class by more than one (1). No director’s term shall be decreased because of a reduction in the number of authorized directors; however, if a director resigns, the Board may reduce the number of directors to the number of then incumbent directors.

The following paragraph is proposed to be the new Paragraph three of Section 1. of ARTICLE III of our bylaws:

Beginning with the 2015 annual meeting of the stockholders, directors whose term is expiring shall be elected for a term expiring at the next subsequent annual meeting. At such time as all directors are elected annually, the classification of the directors shall cease and all of the directors shall be deemed to be of a single class.

The approval of at least two-thirds of our shares of common stock outstanding and entitled to vote is required for the proposed amendment to the bylaws to pass.

The Board recommends that you vote “FOR” the proposal to approve the amendment of our bylaws to provide for the annual election of all directors.

22	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

PROPOSAL 3	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2014

Ernst & Young LLP has served as the Company’s independent registered public accountants since 2004. The audit committee has appointed Ernst & Young LLP as independent registered public accountants for the Company for 2014, subject to the ratification of such appointment by the stockholders. A vote will be held on a proposal to ratify this appointment at the Annual Meeting. While there is no legal requirement that this proposal be submitted to stockholders, the Board believes that the selection of independent registered public accountants to audit the financial statements of the Company is of sufficient importance to seek stockholder ratification. In the event a majority of the votes cast is not voted in favor of the ratification of the appointment of Ernst & Young LLP, the audit committee will reconsider the appointment. Even if the selection is ratified, the audit committee, in its discretion, may elect a different independent registered public accounting firm at any time if the audit committee determines that such a change would be in the best interests of our Company and stockholders.

It is expected that representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to answer appropriate questions and discuss appropriate matters pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. These representatives will have the opportunity to make a statement if they desire.

The fees billed by Ernst & Young LLP for services rendered for 2012 and 2013 are set out on page 25 of this Proxy Statement.

The Board recommends that stockholders vote “FOR” the ratification of this appointment.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	23

Audit-Related Matters

Report of the Audit Committee

The audit committee assists the Board in overseeing: (1) the integrity of Comstock’s financial statements; (2) Comstock’s compliance with legal and regulatory requirements; (3) the independence, qualifications and performance of Comstock’s independent registered public accounting firm; (4) Comstock’s performance of its internal audit function; (5) Comstock’s derivatives and hedging program; and (6) Comstock’s oil and natural gas reserves estimation process. The Board has made a determination that the members of the audit committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board also determined that Mr. Martin is an “audit committee financial expert,” as defined by the rules of the SEC. The audit committee has in place a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. The audit committee set up a toll free ethics and compliance hotline managed by an independent third party. This hotline is available 24 hours a day, seven days a week, to enable employees to communicate concerns to management without fear of retaliation.

Management is responsible for the preparation, presentation and integrity of Comstock’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. Consistent with its oversight role, the audit committee met with Ernst & Young LLP with and without management present to discuss the results of their examinations and evaluations of Comstock’s internal controls. The audit committee also reviewed and discussed Comstock’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

In performing its oversight role, the audit committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, as currently in effect, and has discussed with Ernst & Young LLP the firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2013 be included in the Annual Report on Form 10-K for the same fiscal year, for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting for Comstock and are not experts on auditor independence standards. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and Comstock’s registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of Comstock’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Ernst & Young LLP is in fact independent. The independent registered public accounting firm is responsible for performing an audit of the financial statements and of management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board.

Submitted by the audit committee of the Board.

Cecil E. Martin, Chairman Frederic D. Sewell Nancy E. Underwood

24	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

AUDIT-RELATED MATTERS

Audit Committee Financial Experts

Our Board has determined that the chairman of our audit committee, Mr. Martin, and Dr. Davis, our director nominee who we anticipate will be appointed to the audit committee if elected to the Board, both meet the qualifications of an “audit committee financial expert” as that term is used in SEC regulations.

Principal Accounting Firm Fees

The following table sets forth the fees billed or to be billed by the Company’s principal accounting firm, Ernst & Young LLP, for services rendered for the years ended December 31, 2012 and 2013:

	2012	2013
Audit fees	$1,075,000	$1,057,000
Audit related fees(1)	—	—
Tax fees(2)	—	—

Total	$1,075,000	$1,057,000
(1)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(2)	Tax fees include fees for tax compliance, tax advice and tax planning.

The audit committee performs an annual review and approves the scope of services and proposed fees of the Company’s principal accounting firm. Any projects not specifically included in this approval will be reviewed and approved in advance by the chairman of the audit committee and will be reviewed by the full audit committee at the next regularly scheduled meeting. The audit committee also considered whether the provision of services, other than audit services, is compatible with maintaining the accounting firm’s independence.

Pre-approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The audit committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at audit committee meetings throughout the year.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval authority from the chairman of the audit committee, who must report on such approvals at the next scheduled audit committee meeting. All 2013 audit and non-audit services provided by the independent registered public accounting firm were pre-approved by the audit committee.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	25

PROPOSAL 4	PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S 2013 COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables stockholders, on an advisory basis, to vote on whether they approve the 2013 compensation of our named executive officers (“NEOs”) as described in this Proxy Statement. This vote is commonly referred to as a “Say on Pay” vote. The act requires an advisory vote to be conducted at least every three years. Our stockholders expressed a preference for an annual advisory vote at our annual meeting in 2011. In accordance with this preference, we are providing our stockholders the opportunity to cast an advisory vote to approve the 2013 compensation of our NEOs as described in this Proxy Statement.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis” (the “CD&A”) below, our executive compensation programs are designed to align the interests of our executive officers with the interests of stockholders. Under these programs, our executive officers are rewarded for the achievement of specific annual, long-term corporate and strategic goals and the increase in stockholder value. Please read the CD&A beginning on page 27 for additional details about our executive compensation programs and the specific compensation of our NEOs.

The compensation committee continually reviews the compensation programs for the executive officers to ensure they achieve the desired goals of aligning the Company’s executive compensation structure with stockholders’ interests and current market practices. In response to the voting results on prior Say on Pay proposals and discussions with stockholders, the compensation committee made several changes to our executive compensation program. Please see the Summary to our CD&A on pages 27-42 for a description of decisions taken and changes made to our executive compensation program for 2013 as a result of these reviews.

A significant part of our executive compensation is performance-based, linking pay to the Company’s financial results. Performance-based compensation made up more than two-thirds of our CEO’s 2013 total compensation. The Company provides a significant part of executive compensation in long-term incentives (“LTI”) in the form of performance-based restricted stock units (“PSUs”), which are not earned unless performance targets are met or exceeded. We have used total shareholder return or “TSR” as the performance measure for PSUs awarded to date.

We are requesting your approval of the 2013 executive compensation for the NEOs as described in this Proxy Statement, including the CD&A and the compensation tables and the related disclosures. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs.

This Say on Pay vote is advisory, and therefore is not binding on the Company, the Board or the compensation committee. The final decision on the compensation and benefits of our executive officers remains with the Board and the compensation committee. However, the Board and the compensation committee value your opinion as a stockholder, and, to the extent there is any significant vote against the 2013 compensation of our NEOs, the Board and the committee will consider the stockholders’ concerns, and the committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote “FOR” the approval of the 2013 compensation of our NEOs as described in this Proxy Statement.

26	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

Executive Compensation

Compensation Committee Report

The compensation committee determines the objectives for Comstock’s executive compensation and benefit programs and discharges the responsibilities relating to the compensation of Comstock’s executive officers. The specific duties of the compensation committee are set forth in its charter, which was adopted by the Board. The compensation committee has reviewed and discussed with management the CD&A contained on pages 27 through 42 of this Proxy Statement and, based upon this review and discussion, the committee recommended to the Board, and the Board approved, that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the compensation committee of the Board.

David W. Sledge, Chairman

David K. Lockett

Cecil E. Martin

Compensation Discussion and Analysis

Comstock’s executive compensation programs are intended to align pay outcomes with performance achievements, grow stockholder value, attract and retain executive talent and support the Company’s business strategy. Over the last two years, our executive compensation programs and processes have undergone significant change to better accomplish these stated intentions.

Key Compensation Program Features

•

Aligns pay and performance, using an annual incentive bonus plan that is based entirely on achieving financial performance goals for our CEO and President, and by providing 75% of LTI equity awards in PSUs based on relative TSR versus our peer group

•

Market competitive, by benchmarking compensation against a revised peer group of appropriately sized oil and gas exploration and production companies and by implementing pay changes that directly reflect the practices of this peer group

•

Incorporates stockholder interests, by aligning pay with stockholder value creation, holding discussions with large stockholders to obtain their feedback on our compensation programs and implementing many of their suggestions

•

Employs best practices in corporate governance, including adopting stock ownership guidelines, clawback and anti-hedging policies and eliminating excise and other tax gross ups in our compensation plans

•	Governed by independent directors that are advised by independent consultants

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	27

EXECUTIVE COMPENSATION

Stockholder Outreach and Response to the 2013 “Say on Pay” Vote

In advance of our 2013 Say on Pay vote, we conducted stockholder outreach efforts to gain feedback on our compensation programs. As a result, we implemented several significant changes which were disclosed in a supplemental proxy filing. These changes included:

•	Adoption of a pay philosophy that targets the median of our peer group;

•	Adjustments to our peer group to better reflect our size and industry;

•	Making our 2013 annual incentives entirely based on achieving financial performance goals for our CEO and President; and

•	Requiring that the Company’s TSR be positive in order to earn any payouts of PSUs granted for the 2013-14 pay cycle, regardless of the percentile ranking relative to peers.

Despite positive feedback from our stockholders, we did not receive stockholder support for our 2012 executive compensation as many of these changes did not take effect until 2013. Throughout 2013 and in early 2014, the compensation committee continued to take significant action to better align our compensation programs with stockholder interests and market practices, and again conducted an extensive outreach to seek feedback from our stockholders.

The stockholder outreach included conference calls with many of our largest stockholders led by our compensation committee chairman and our Lead Director. The objectives of the calls were to obtain feedback and learn what further actions would improve our compensation programs. The majority of these stockholders expressed satisfaction with the changes that have already been made, the efforts to engage stockholders and the new direction of our compensation programs.

In addition to seeking this feedback from stockholders, the compensation committee engaged a new independent consultant, Meridian Compensation Partners, LLC (“Meridian”). Meridian conducted a comprehensive review of our compensation program, including peer benchmarking analyses that assessed the competitiveness of our compensation levels, design, practices and processes. Incorporating feedback from stockholders and advice from Meridian, the compensation committee decided to make further significant compensation changes. These changes included:

•	Additional modifications to our peer group to include companies that are closer to us in size and industry;

•	Holding the CEO’s 2014 salary flat from the 2013 level;

•	Reducing the CEO’s 2013 bonus payout from the earned formulaic amount to better align with the Company’s peer group compensation;

•	Reducing the CEO’s 2014 target annual incentive opportunity from 125% to 100% of salary;

•	Reducing the CEO’s maximum annual incentive opportunity from 250% to 200% of target;

•	Reducing the CEO’s maximum PSU award opportunity from 300% to 200% of target;

•	Eliminating the CEO’s LTI annual guideline of 5x salary so that LTI awards can be made to reflect peer group market levels, as well as Company and individual performance and other relevant factors;

•	Adding service-vesting requirements for PSUs that have 1- and 2-year performance periods so that all earned awards vest after 3 years;

•

Amendments to the employment agreements to eliminate excise tax gross-ups, and to require a termination following a change-in-control (i.e., “double-trigger”) for the payment of cash severance benefits;

•	Enhancements to our anti-hedging policy; and

•	Adoption of a formal and detailed compensation committee calendar with increased meeting frequency to facilitate more effective and efficient compensation governance process.

28	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

EXECUTIVE COMPENSATION

The above-mentioned actions are intended to strengthen our pay and performance alignment, make our compensation programs more reflective of stockholder interests, prevailing market practices and current corporate governance standards. We encourage you to consider these significant changes when you cast your 2014 Say on Pay vote.

Company Performance

2013 was a milestone year for Comstock as we were able to put in place all the ingredients to allow the Company to be successfully balanced between oil and natural gas in 2014. Low natural gas prices, which continued through 2013, had weakened the Company’s financial strength during a time when we needed to make investments in new acreage to grow our oil production. We made those investments and created a very successful drilling program in the Eagle Ford shale. Major goals we had for 2013 were to grow our oil production and reserves and to reduce our financial leverage. Our annual incentive bonus plan for 2013 contained three performance metrics which were established to measure how we performed against these goals. The performance measures were oil production growth, improving our leverage ratio and TSR compared to our peers. Our successful drilling program in the Eagle Ford shale in South Texas provided strong oil production growth of 29% in 2013 and growth in our proved oil reserves which replaced our 2013 oil production by 233%. Our investment in the emerging Wolfcamp shale play in West Texas did not create the successful drilling program we expected but did provide the Company the opportunity to make a $230 million profit on its divestiture and repay $722 million in debt. The strong balance sheet created by this transaction allows us to ramp up our successful drilling program in our Eagleville field in South Texas and invest in new oil opportunities in the East Texas expansion of the Eagle Ford shale and in the emerging Tuscaloosa Marine shale. Total shareholder return in 2013 was 24% and we initiated our first quarterly dividend in June. Most importantly, we are well positioned in 2014 to have a successful year driven by strong oil production and reserve growth.

Compensation Program Objectives

Our compensation committee has responsibility for establishing and administering the compensation objectives, policies and plans for our executive officers. The compensation program and the executive officers’ compensation are determined by the compensation committee. The committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to our executive officers on several different objectives, which include:

•	Providing compensation that is competitive with the compensation of companies that have operations similar to us and are in similar markets for executive talent;

•	Encouraging focus on both short-term and long-term performance, promoting stockholder value through strategic business decisions and the achievement of performance objectives;

•	Providing performance-based incentive compensation intended to vary with company and individual performance, while appropriately moderating the impact of the cyclical nature of our business; and

•

Facilitating ownership of our common stock by our executive officers through equity-based incentives so that management’s interests are closely aligned with those of stockholders in terms of both risk and reward.

Our executive team, led by M. Jay Allison, our CEO, and Roland O. Burns, our President and Chief Financial Officer, is highly regarded in the industry. The long tenure of Messrs. Allison and Burns leading our company is a key factor in driving stockholder value. The committee believes it is critical to continually invest in retaining this leadership team, and reward them for performance. Their experience is particularly critical at this time as we continue to strategically position the Company to be more balanced between oil and natural gas production and reserves. The executive team’s compensation will reflect our performance when measured against these objectives.

Our compensation committee held four regular meetings during 2013 and it has met four times during the first quarter of 2014. In December 2013, the committee approved base salaries for 2014. The achievement of performance-based annual incentives for 2013 were reviewed and approved at a meeting held in January 2014. The committee approved LTI awards during a meeting in February 2014. Performance-based annual incentives for 2014 were established at a meeting held in March 2014.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	29

EXECUTIVE COMPENSATION

Compensation Components

The purpose and key features of each component of our executive compensation program are summarized below:

Component	Objective	Key Features
Base salary	Reflects each executive’s level of responsibility, leadership, tenure, and contribution to the achievement of the Company’s business objectives and is designed to be competitive with our peer group	Fixed compensation that is reviewed annually and adjusted as appropriate.

Annual incentive award	Measures and rewards achievement of short-term performance goals that apply to the annual business plan

Performance-based cash incentives made up 100% of our CEO and President’s 2013 annual incentive awards and were based on the achievement of pre-established performance goals. Negative discretion was used to reduce our CEO’s 2013 annual incentive award to achieve better alignment with our peer group. For other executives, the Company’s performance and other qualitative factors and individual contributions were considered. The performance goals are established and target awards are approved during March for each year. A target award is established, as well as threshold performance and maximum performance award levels.

Performance-based restricted stock unit awards (PSUs)	Aligns the interests of our executive officers with our stockholders by determining the number of shares earned for each performance period by our TSR in comparison to the peer group

Performance-based LTI awards represent 75% of our CEO’s and President’s LTI awards and 50% of our other executive officers’ LTI awards. The ultimate number of units earned is based on the achievement of our TSR relative to the peer group. PSU awards made for 2014 require that overall TSR must be positive for any award to be earned.

Restricted stock awards

Motivates our executive officers to achieve our business objectives by tying incentives to the performance of our common stock over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods of high commodity price volatility

Restricted stock awards which vest over three years under which the ultimate value realized varies with our common stock price. Restricted stock awards represent 25% of our CEO and President’s LTI, and 50% of our other executive officers’ LTI awards.

Executive Life Insurance Program	To provide life insurance protection and retirement savings for our executive officers. Designed to aid in recruiting and retaining executives	The Company’s contributions each year equal 5% of each executive’s salary and prior year’s bonus, used to purchase life insurance coverage.

30	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

EXECUTIVE COMPENSATION

Component	Objective	Key Features
Employment Agreements	Provide industry appropriate post-termination compensation in certain circumstances to our CEO and President

Employment agreements were amended in 2014 to align with market practice and reflect current governance standards. Severance benefits related to a change in control now require that the executive’s employment has been involuntarily or constructively terminated (“double trigger”). There are no golden parachute excise tax or other tax “gross-ups.”

Other Benefits	401(k) Plan participation and employee welfare plan programs designed to be competitive in recruiting and retaining employees	Our executive officers participate in the retirement and welfare plan programs on the same terms as all other employees.

The compensation committee has not established formal policies or guidelines with respect to the mix of base salary, annual cash bonus and stock-based awards to be paid or awarded to the executive officers. In general, the compensation committee believes that a greater percentage of the compensation for our executives should be stock-based awards and should be based on individual and overall corporate performance to align the interests of our executives with our stockholders.

Roles and Responsibilities

In 2013, the compensation committee and the Board made all compensation decisions for the Company’s executive officers including the CEO. The CEO made compensation recommendations to the compensation committee with respect to compensation for the other executive officers.

The committee retained Longnecker & Associates (“L&A”) as its compensation consultant during 2012 and 2013. In November 2013, the committee engaged Meridian to replace L&A. L&A and Meridian are independent compensation consulting firms and do not provide any other services outside of matters pertaining to executive and director compensation and related corporate governance matters. L&A and Meridian report directly to the compensation committee, which is the sole party responsible for determining the scope of services performed, the directions given regarding the performance of those services, and the approval of the payment of invoices for those services.

The compensation committee has the sole authority to retain or terminate its compensation consultant. The compensation consultant’s role with the Company is limited to executive compensation matters and no such services are performed unless at the direction of and with the approval of the committee. In connection with its engagement of L&A and Meridian, the Committee considered various factors bearing on their independence, including the amount of fees paid by the Company in 2013 and the percentage of total revenues they represented; their policies and procedures for preventing conflicts of interest and compliance therewith; any personal and business relationship of any of their personnel with any of our compensation committee members or executive officers; and their policies prohibiting stock ownership by their personnel engaged in any Company matter and the compliance therewith. After reviewing these factors, the compensation committee determined that L&A and Meridian are independent and that their engagement did not present any conflict of interest.

Determining Market Compensation

Peer Groups

L&A assisted our compensation committee by making recommendations regarding market compensation. This included recommending an appropriate peer group against which to benchmark our executives’ compensation. Selection of the companies within the peer group was based not only upon the total revenue and market capitalization of companies within the exploration and production industry, but also the core areas in which the companies compete and the complexity of their operations.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	31

EXECUTIVE COMPENSATION

For 2013, the peer group companies selected by the compensation committee were the following:

Bill Barrett Corporation	Exco Resources, Inc.	SM Energy Company
Cheniere Energy, Inc.	Forest Oil Corporation	Swift Energy Company
Cimarex Energy Co.	Newfield Exploration Company	Ultra Petroleum Corp.
Clayton Williams Energy, Inc.	Northern Oil and Gas, Inc.	W & T Offshore, Inc.
Contango Oil & Gas Company	PDC Energy, Inc.	Whiting Petroleum Corporation
EPL Oil & Gas, Inc.	QEP Resources, Inc.	WPX Energy, Inc.

Upon their appointment, Meridian performed a comprehensive review of our executive compensation programs and benchmarking of executive and director compensation. Meridian made recommendations to revise the Company’s peer group, and based on this advice, the committee adopted a new peer group for the 2014 year. Adjustments to the peer group were made to address concerns from stockholders that the 2013 peer group included companies that were larger in size than Comstock. Selection criteria utilized included the peer companies’ operational focus areas of exploration and production; financial and operational metrics (such as assets, revenues, market capitalization, enterprise value, production, and the volume and value of reserves); and the availability of market compensation data. Consideration was also given to companies identified as peers by stockholder proxy advisors.

Specifically, larger peer companies were removed from our peer group and replaced by smaller companies including Approach Resources, Carrizo Oil & Gas, Kodiak Oil & Gas, Laredo Petroleum, Oasis Petroleum, Quicksilver Resources, Rosetta Resources, and Stone Energy. These companies directly compete with us for executive and technical talent. The compensation committee approved the new peer group for 2014 comprised of fifteen companies that have median revenues of approximately $638 million, median assets of $2.63 billion, median market capitalization of $2.4 billion and median enterprise value of $3.0 billion. For 2014, the peer group companies are:

Approach Resources Inc.*	Kodiak Oil & Gas Corp.*	Rosetta Resources Inc.*
Bill Barrett Corporation	Laredo Petroleum, Inc.*	SM Energy Company
Carrizo Oil & Gas, Inc.*	Oasis Petroleum Inc.*	Stone Energy Corporation*
Cimarex Energy Co.	PDC Energy, Inc.	Swift Energy Company
Forest Oil Corporation	Quicksilver Resources Inc.*	Ultra Petroleum Corp.
*	Newly added companies in 2014.

The composition of our peer group will be reviewed each year and may change based on business combinations, asset acquisitions and/or sales, and other types of transactions that cause peer companies to no longer exist or no longer be comparable.

Benchmarking Compensation

On an annual basis the compensation of our executives and all our employees are benchmarked against our peer group and reviewed for market competitiveness. L&A compiled compensation data for the 2013 peer group from a variety of sources, including proxy statements and other publicly filed documents. Peer benchmarking is only one of many considerations used to determine market compensation. L&A also provided the compensation committee with compensation data from the following published surveys: Economic Research Institute, Mercer, Inc. and Towers Watson. For each survey, L&A adjusted the data to appropriately reflect companies similar in size to us. The combination of published survey data and peer compensation data was then used to compare the compensation of our executives to benchmark positions at companies within our peer group and in the surveys.

In 2014, the compensation committee considered additional survey data provided by Meridian in benchmarking compensation for our executives, specifically the 2013 North America Oil and Gas Exploration & Production Compensation Survey, administered by Meridian (data effective as of June 1, 2013).

Determination of Base Salaries

Base salaries for executive officers are based on each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contributions to our overall performance, managerial ability and

32	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

EXECUTIVE COMPENSATION

handling of special projects. These same factors are applied to establish base salaries for other key management employees. Base salaries for executive officers generally are reviewed annually for possible adjustment. The compensation committee determines the base salary of our executive officers including the CEO.

The compensation committee increased the base salaries for the CEO and the President by 3.5% in 2013 over 2012 to $802,000 and $543,500, respectively. The increase reflected the average salary increase for all employees of the Company in 2013. In December 2013, our compensation committee reviewed base salaries for the CEO and the President for 2014 and determined that it would hold their base salaries flat in 2014 based on benchmarking data.

Decisions regarding the base salaries of the other executive officers are based on the position and responsibility of each executive, subjective evaluations of each individual officer’s performance, our company’s performance, information provided in the annual benchmarking review, and other factors that the compensation committee deems relevant.

The compensation committee made the following adjustments to the annual salaries for the other NEOs for 2013 and 2014:

Name	2012 Salary	2013 Salary	Percent Increase From 2012 to 2013	2014 Salary	Percent Increase From 2013 to 2014
Chief Operating Officer	$325,000	$350,000	7.7%	$375,000	7.1%
General Counsel	$325,000	$336,500	3.5%	$346,000	2.8%
Vice President of Accounting	$220,000	$227,750	3.5%	$250,000	9.8%

Determination of Bonuses

Annual cash bonuses are provided to promote achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis. All of our full-time employees participate in an annual bonus plan with the same performance objectives as those used for executive officers. In 2012, the compensation committee adopted the performance bonus plan, the 2012 Incentive Compensation Plan (the “Annual Incentive Plan”), for the CEO and President. Measured achievement against pre-determined performance metrics determined 100% of each of the CEO’s and President’s 2013 bonus.

For 2013, the compensation committee had established a 2013 target bonus of 125% of base salary for our CEO and 100% of base salary for our President. Maximum bonuses were established at 250% and 200% of target, respectively.

The 2013 performance goals and the performance achieved were as follows:

	Threshold	Target	Maximum	Actual Performance
Oil Production Growth	25%	30%	35%	29.5% (97% of Target)
TSR Relative to Peer Group	50th Percentile	62.5th Percentile	75th Percentile	50th Percentile (at Threshold)
Leverage Ratio (Total Debt to EBITDAX)	3.5x	3.25x	3.0x or less	2.5x (Maximum)

Each performance goal was weighted equally in determining the performance bonus. Achievement levels were interpolated between threshold, target and maximum goals in order to determine the performance bonuses.

The compensation committee also considered pay and performance alignment projections for our CEO’s total compensation in determining the CEO’s 2013 bonus payment. The committee determined it would exercise negative discretion to reduce the amount of the CEO’s 2013 performance bonus by 16% below the $1.3 million calculated based on achievement of the performance goals. After certifying the performance achieved, the committee approved 2013 performance bonuses under the Annual Incentive Plan of $1,100,000 and $617,778 for the CEO and the President, respectively.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	33

EXECUTIVE COMPENSATION

Determination of 2014 Bonuses

Beginning in 2014, all of our executive officers will be included in the Annual Incentive Plan. Annual bonus awards will be paid from a performance-based bonus pool that will allow for full tax deductibility of the bonuses paid to the NEOs and other executives under Section 162(m) of the Internal Revenue Code. The compensation committee set the funding for the 2014 bonus pool as 3% of the Company’s EBITDAX (earnings before interest, tax, depreciation, amortization and exploration expenses), a measure of profitability that is commonly used within the oil and gas exploration and production industry.

Individual bonus awards will be determined through the Annual Incentive Plan based on the achievement of financial, strategic and operational objectives. In March 2014, the compensation committee approved target bonus opportunities for the NEOs and other executives, expressed as a percentage of their annual base salary. The bonus targets were determined based on the results of Meridian’s competitive benchmarking analysis, and will be reviewed annually. The 2014 threshold, target, and maximum bonus opportunities for our NEOs that were established by the compensation committee are as follows:

Position	Threshold	Target	Maximum
	(Percentage of Annual Base Salary)
CEO	50%	100%	200%
President	45%	90%	180%
Chief Operating Officer	40%	80%	160%
General Counsel	30%	60%	120%
Vice President of Accounting	30%	60%	120%

The executives will have the opportunity to earn bonus awards within a range of 0% to a maximum of 200% of their target bonus opportunity, based on the Company’s performance relative to pre-determined bonus components and goal levels. For 2014, the bonus components and goal levels are as follows:

	Weighting	Threshold	Target	Maximum
Oil Production Growth	30%	70% over 2013	85% over 2013	100% over 2013
Cash Flow Per Share Growth	30%	60% over 2013	75% over 2013	90% over 2013
Oil Reserve Replacement %	15%	100%	150%	200%
Other Key Objectives*	25%

*

Other key objectives include annual TSR achievement; increase in the inventory of oil drilling locations; maintaining low producing costs per Mcfe relative to the peer group; maintaining target leverage ratio; development of leadership in the executive management team; and execution of the 2014 strategic plan.

Each bonus component will be weighted and 50% of the weighted portion of target bonus may be earned for achievement of the threshold goal level; 100% may be earned for achievement of the target goal level; and 200% may be earned for achievement of the maximum goal level. For performance between the threshold, target and maximum goal levels, weighted bonus contributions will be determined using straight-line interpolation. If performance for a bonus component is below the threshold goal level, no bonus will be earned for that bonus component.

34	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

EXECUTIVE COMPENSATION

Long-term Incentive Awards

Our executives are eligible to receive long-term incentive awards under our stockholder approved 2009 Long-term Incentive Plan (the “2009 Plan”), which allows the compensation committee to select from among a variety of award vehicles to make individual awards. The committee believes long-term incentive awards align the interests of the executives with the interests of our stockholders, provide competitive total compensation opportunities and support the attraction and retention of key talent.

Historically, long-term incentive awards to our NEOs consisted entirely of grants of restricted stock made in December of each year. In December 2012, we commenced annual grants of a combination of PSUs and restricted stock. This change was made to better align with market practices within our industry and further align our executives’ pay with stockholders. The 2012 PSUs represented 75% of the total long-term incentive grant value for our CEO and our President and 50% for our other NEOS. One-third of the PSUs granted could be earned based on the Company’s TSR performance relative to a peer group in each of one-, two- and three-year performance periods. The use of three performance periods allows us to properly manage the shares available for such awards under the 2009 Plan. The restricted stock awards, which represented the remaining long-term incentive grant value, vest over three years.

The Company’s TSR performance for the first performance period (January 1, 2013 through December 31, 2013) was positioned at the 50th percentile relative its 2013 peer group, resulting in the vesting of the target number of PSUs for the first performance period. As a result, shares equal to one-third of the 2012 PSUs granted to each of the NEOs were settled on January 15, 2014. The remaining 2012 PSUs will vest based on the Company’s relative TSR performance against its 2013 peer group for the final two performance periods: January 1, 2013 through December 31, 2014, and January 1, 2013 through December 31, 2015.

Following Meridian’s review of long-term incentive practices among the peer group, and in response to input from our stockholders, the compensation committee approved certain additional changes to how we make long-term incentive awards, as follows:

•

Beginning in 2014, long-term incentive award grants will be made in the first quarter of each year rather than during December, as had been our practice. This change will conform the timing of our awards to grant practices of our peer group and the broader oil and gas exploration and production industry. As a result, no LTI awards were granted during 2013 and no LTI awards are disclosed in the tables which follow this CD&A.

•

The grant value of future long-term incentive awards to our executives will not be based on fixed multiples of the executives’ base salaries. Rather, in making decisions concerning the amounts of restricted stock and PSU awards made to our executives, the compensation committee will consider several factors, including competitive benchmarking data, the performance of the Company, and individual performance.

•	The maximum payout opportunity for future PSU awards will be reduced to 200% of the target number of PSUs. This change will better align the design of our PSU awards with peer practices.

•

The Company’s absolute TSR must be positive during each of the three performance periods in order for the corresponding 2014 PSU awards to be earned. This is an additional performance requirement and complies with a stated commitment to our stockholders.

•

For future grants, the committee determined that it would incorporate an additional vesting requirement on PSUs earned for performance periods for less than three years. This will enhance the retention features of the award and strengthen the long-term nature of the PSU awards.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	35

EXECUTIVE COMPENSATION

The committee determined that these changes in the design of its LTI awards would align the Company’s LTI program with market practices, evolving governance standards and stockholder expectations. The compensation committee will continue to evaluate our long-term incentive practices and make changes as it deems appropriate. The following summarizes the changes in the design of LTI awards made in February 2014:

Feature	December 2012 LTI Awards	February 2014 LTI Awards
Performance Measure	PSUs were earned based on relative TSR performance to the peer group.	PSUs are earned based on relative TSR performance to the peer group and also require positive TSR for all performance periods.

Benchmarking	The target LTI award was positioned at the 50th to 75th percentile relative to the 2013 peer group. The CEO LTI target award was established at a multiple of 500% of base salary.

The committee will determine target LTI awards based on Company performance, its projected pay for performance alignment report, and individual performance. The CEO LTI target award will be established as a dollar value each year based on these factors.

Maximum PSU Shares Awarded	Maximum relative TSR achievement results in vesting of 300% of the target PSUs for the CEO.	Maximum relative TSR achievement results in vesting of 200% of the target PSUs for all executives.

Vesting of Earned PSUs	PSUs become earned and vested based on relative TSR performance at the end of 1-year, 2- year and 3-year performance periods.

To enhance retention of our executives, PSUs that are earned based on performance during the 1- and 2-year performance periods remain subject to forfeiture unless the executive remains employed through the end of the three year performance period.

During February 2014, the compensation committee approved LTI awards to the executives, including the NEOs, which reflect these changes. The awards consisted of a combination of PSUs and restricted stock representing 75% and 25% of the total long-term incentive grant values, respectively, for our top two executives. Awards to our other NEOs consisted of an equal mix of PSUs and restricted stock. In making decisions concerning these awards, the committee considered competitive benchmarking data, the performance of the Company, individual performance, and other factors the committee deemed relevant. The following table reflects the LTI awards made in February 2014 to our NEOs:

	PSU Awards	Restricted Stock Awards
	(Units)	(Shares)
CEO	93,120	31,040
President	54,320	18,107
Chief Operating Officer	15,520	15,520
General Counsel	5,691	5,691
Vice President of Accounting	5,303	5,303

To determine the PSUs earned, the committee certifies our TSR relative percentile. The number of shares that may be earned ranges from 0% to 200% of the target PSUs granted. If our relative TSR performance is less than 20%, none of the PSUs are earned. If our relative TSR performance is 53%, 100% of the target PSUs are earned. If our relative TSR performance is at least 93%, 200% of the target PSUs are earned. Earned PSUs are interpolated between threshold, target and maximum performance. The executive’s earned PSUs, as certified annually, are delivered to him in the form of shares of restricted stock, which vest only if the executive remains employed following the end of the three-year performance period. The restricted shares vest over three years, one-third per year from the date of grant.

36	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

EXECUTIVE COMPENSATION

Executive Life Insurance Plan

We have an executive life insurance plan for our executive officers. The purpose of this plan is to provide additional life insurance protection to our executive officers and savings for their retirement. Under this plan, we contribute five percent of each participant’s annual cash compensation to purchase a variable universal life insurance policy. Each participant directs the investment of the policy’s cash values among a selection of mutual funds offered by the carrier. During employment, the participants may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but have no other rights of ownership in the policy. Upon a participant’s termination of employment, the policy will be transferred to the participant. Contributions to this plan totaled $370,700 in 2013.

Other Benefits

Our executive officers receive medical, group life insurance and other benefits including matching contributions under our 401(k) plan that are available generally to all of our salaried employees over 21 years of age. We have no defined benefit retirement plans for any of our employees.

Other Matters Affecting Our Executive Compensation

Limitation on Income Tax Deduction for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid to each executive officer, other than the chief financial officer, shown in the summary compensation table to $1 million, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance stockholder value. The committee also attempts to structure compensation programs that are tax-advantageous to us to the extent the programs are consistent with our compensation philosophy. Awards of time-vested restricted stock and cash compensation do not qualify under Section 162(m). Awards under our Annual Incentive Plan and awards of PSUs are intended to qualify as “performance-based compensation.”

Risk and Our Employee Compensation Program

The compensation committee reviewed the possible relationship between risk and our incentive compensation program for all employees. The compensation committee believes that there are no compensation incentives which encourage excessive risk and are reasonably likely to have a material adverse effect on the Company. The design of our incentive compensation program, which seeks to eliminate any excessive risks, includes (1) basing cash bonuses on the achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis, (2) the vesting of restricted stock awards annually over three years, (3) the use of equity as a significant portion of incentive compensation, and (4) stock ownership and retention requirements for our officers.

Clawback Provisions

Our CEO and President and Chief Financial Officer are currently subject to the forfeiture of bonuses and profits stipulated by Section 304 of the Sarbanes Oxley Act of 2002. In addition, the compensation committee adopted a recoupment policy during 2012 which would allow us to recoup excess incentive compensation from current or former executives at the vice president level or above who received incentive-based compensation during the three year period preceding the date on which we are required to prepare a financial restatement. This policy applies to incentive compensation granted on or after December 1, 2012. Our compensation committee will adopt provisions consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act when final regulatory guidance is issued by the SEC.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	37

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table reflects the elements of compensation earned by our named executive officers under our executive compensation programs as follows:

Name and Principal Position	Year	Salary		Bonus		Grant Date Fair Value of Stock Awards(1)		Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings(2)	All Other Compensation (3)(4)	Total
M. Jay Allison Chief Executive Officer	2013 2012 2011	$ $ $	802,000 775,000 570,000	$ $	— 1,210,938 2,420,000	$ $	— 4,026,762 3,788,440	$1,100,000 $ 297,891 —	$303,579 $127,997 —	$136,371 $121,060 $118,989	$ $ $	2,341,950 6,559,648 6,897,429
Roland O. Burns President and Chief Financial Officer	2013 2012 2011	$ $ $	543,500 525,000 400,000	$ $	— 525,000 925,000	$ $	— 1,907,843 1,536,820	$ 617,778 $ 161,438 —	$218,993 $ 72,593 —	$ 48,513 $ 37,538 $ 37,256	$ $ $	1,428,784 3,229,412 2,899,076
Mark A. Williams Chief Operating Officer and Vice President of Operations	2013 2012 2011	$ $ $	350,000 325,000 280,000	$ $ $	440,000 400,000 450,000	$ $	— 701,437 1,000,720	— — —	$ 8,076 $ 1,131 —	$ 19,234 $ 10,587 $ 7,350	$ $ $	817,310 1,438,155 1,738,070
D. Dale Gillette Vice President of Land and General Counsel	2013 2012 2011	$ $ $	336,500 325,000 311,000	$ $ $	295,000 266,000 300,000	$ $	— 241,573 178,700	— — —	$ 39,398 $ 10,429 —	$ 20,468 $ 12,093 $ 11,396	$ $ $	691,366 855,095 801,096
Stephen E. Neukom Former Vice President of Marketing(5)	2013 2012 2011	$ $ $	124,250 240,000 228,000	$ $	— 245,000 275,000	$ $	— 216,911 175,126	— — —	— — —	$ 16,280 $ 8,400 $ 8,162	$ $ $	140,530 710,311 686,288
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	2013 2012 2011	$ $ $	227,750 220,000 210,000	$ $ $	225,000 200,000 225,000	$ $	— 109,994 175,126	— — —	$ 58,874 $ 13,502 —	$ 16,116 $ 8,220 $ 7,350	$ $ $	527,740 551,716 617,476
(1)	The amounts in this column represent the aggregate grant date fair value of restricted stock grants and grants of PSUs. No LTI awards were made during 2013.

(2)	Where applicable, amounts for 2013 and 2012 include above market aggregate earnings. Excludes below market returns (losses) from the Company’s deferred compensation plans in 2011.

(3)	The value of all perquisites provided to each executive officer by us did not exceed $10,000 for 2011, 2012 and 2013 and therefore no perquisites are included in this table.

(4)

Amounts in this column include life insurance premiums paid by us of $101,031 for Mr. Allison and $31,460 for Mr. Burns in 2013 and $95,459 for Mr. Allison and $28,553 for Mr. Burns in each of 2011 and 2012.

(5)	Mr. Neukom retired effective June 30, 2013 and his compensation accordingly reflects only compensation earned during his period of employment.

Salary ($): Values shown represent the base salary earnings of the named executive officers.

Bonus ($): Values reflect the discretionary cash bonus earned by the named executive officers.

Stock Awards ($): This column represents the grant date fair value of grants of restricted stock and PSUs.

Non-Equity Incentive Plan Compensation ($): This column represents the cash bonus earned under the Company’s Annual Incentive Plan.

Non-Qualified Deferred Compensation Earnings ($): This column reflects “above market” earnings on non-qualified deferred compensation plans. This is the difference between (i) actual earnings on the cash surrender values of universal life insurance policies owned by us insuring each executive under our Executive Life Insurance Plan, and (ii) market interest rates, as determined pursuant to the SEC’s rules.

All Other Compensation ($): This column represents the value of the additional benefits provided by us that include the employer match under our 401(k) plan, life insurance premiums paid by us for the benefit of certain executive officers, and the value of insurance provided by the Company.

38	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in Fiscal Year 2013

The Company did not grant any plan-based awards to our named executive officers during 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of outstanding equity awards held by our named executives at December 31, 2013.

	Stock Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options – Exercisable(#)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(#)		Market Value of Shares of Stock That Have Not Vested(1)	Number of Equity Incentive Awards That Have Not Vested(#)(2)		Market Value of Equity Incentive Awards That Have Not Vested(#)(3)
M. Jay Allison Chief Executive Officer	—	—	—	247,013 207,014 234,014	(4) (5) (6)	$4,517,868 $3,786,286 $4,280,116	45,663 45,663 45,663	(4) (5) (6)	$835,176 $835,176 $835,176
Roland O. Burns President and Chief Financial Officer	—	—	—	100,441 85,441 96,442	(4) (5) (6)	$1,837,066 $1,562,716 $1,763,924	23,173 23,173 23,174	(4) (5) (6)	$423,834 $423,834 $423,852
Mark A. Williams Chief Operating Officer and Vice President of Operations	11,000	$32.50	Dec. 1, 2015	28,185 27,186 27,686	(4) (5) (6)	$ 515,504 $ 497,232 $ 506,377	5,685 5,686 5,686	(4) (5) (6)	$103,979 $103,997 $103,997
D. Dale Gillette Vice President of Land and General Counsel	—	—	—	13,690 11,690 13,490	(4) (5) (6)	$ 250,390 $ 213,810 $ 246,732	2,152 2,152 2,152	(4) (5) (6)	$ 39,360 $ 39,360 $ 39,360
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	—	—	—	12,415 10,615 12,216	(4) (5) (6)	$ 227,070 $ 194,148 $ 223,431	1,932 1,933 1,932	(4) (5) (6)	$ 35,336 $ 35,355 $ 35,336
(1)	Market value was based on the closing price for our common stock on the last trading day of 2013 of $18.29 per share.

(2)

This column represents the number of PSUs vested in 2014 and PSUs granted but which have not yet vested. The 2014 shares were earned at the target award level. The number of PSUs for unvested grants reflect the target award levels. PSUs vest following the end of the respective performance periods.

(3)

This column represents the payout value for the PSUs vested in 2014 and the projected pay out values of unearned PSUs. The payout values are determined by multiplying the target number of shares by $18.29, the closing price of our common stock on the last business day of 2013. The actual payout will depend upon Comstock’s actual performance compared to our peer group’s performance at the end of each performance period and the date on which the payouts occur.

(4)	Vested in January 2014.

(5)	Vest in January 2015.

(6)	Vest in January 2016.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	39

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

There were no stock options exercised during 2013. The following table sets forth certain information with respect to the value of restricted shares which vested during the year ended December 31, 2013.

	Restricted Stock
Name and Principal Position	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting
M. Jay Allison Chief Executive Officer	200,000	$3,024,000
Roland O. Burns President and Chief Financial Officer	81,000	$1,224,720
Mark A. Williams Chief Operating Officer and Vice President of Operations	19,500	$ 294,840
D. Dale Gillette Vice President of Land and General Counsel	10,000	$ 151,200
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	9,000	$ 136,080
Stephen E. Neukom Former Vice President of Marketing	9,000	$ 136,080

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the non-qualified deferred compensation of the named executives in 2013. Under our Executive Life Insurance Plan, we contribute annually five percent of each executive’s annual cash compensation to purchase a variable universal life insurance policy on his life. During employment, he may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but has no other rights of ownership in the policy. Upon his having attained four years of service and electing retirement, or upon a change in control, the policy is transferred to him. No withdrawals were made during 2013, and distributions were limited to the distribution to Mr. Neukom following his retirement in 2013.

Name and Principal Position	Company Contributions(1)	Aggregate Earnings(2)	Aggregate Balance at End of Year(3)
M. Jay Allison Chief Executive Officer	$115,541	$372,706	$2,202,120
Roland O. Burns President and Chief Financial Officer	$ 61,497	$249,934	$1,088,094
Mark A. Williams Chief Operating Officer and Vice President of Operations	$ 37,500	$ 8,922	$ 56,973
D. Dale Gillette Vice President of Land and General Counsel	$ 30,125	$ 44,434	$ 197,332
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	$ 21,388	$ 66,780	$ 284,418
Stephen E. Neukom Former Vice President of Marketing	$ 24,675	$ 198	$ —
(1)	Company contributions have not been included in the Summary Compensation Table for this or any prior years.

(2)	Above market portion of the aggregate earnings has been included in the Summary Compensation Table in each year.

(3)	Mr. Neukom retired effective June 30, 2013 and his policy was distributed to him on December 31, 2013.

40	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

Employment Agreements

We have employment agreements with our CEO and President. The employment agreements provide that our CEO and President will maintain the confidentiality of our confidential and proprietary information for as long as the information is not publicly disclosed. These agreements include separate provisions wherein our CEO and President will receive certain prescribed benefits based upon changes in their employment status or in the event of a change in control. The compensation committee believes that it is in our best interests as well as the best interests of our stockholders to offer such benefits to these executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The compensation committee believes that providing change in control benefits to senior executives allows them to evaluate objectively whether a potential change in control transaction is in the best interest of our stockholders, without having to be concerned regarding their future employment. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome.

A “change in control” is defined to include a variety of events, including significant changes in stock ownership, changes in our Board, certain mergers and consolidations, and the sale or disposition of all or substantially all of our consolidated assets.

Potential Payments Upon Termination

Under the employment agreements with our CEO and President, as amended effective January 1, 2014, we are required to provide compensation to these officers in the event we terminate the executive’s employment without cause or the executive terminates his employment with good reason, including assignment of duties inconsistent with his position or requiring him to be based at any other location. If the executive dies, the agreements provide for payment of six months of annualized total compensation (current base salary and target bonus) to the executive’s estate. The agreements provide for the payment of severance benefits if the executive’s employment is terminated by us without cause or by the executive for good reason (other than within twelve months following a change in control) in an amount equal to 150% of the sum of his then current salary and most recent bonus, plus a payment equal to the cost of continued medical benefits for eighteen months. If there is a change in control and, within twelve months thereafter, the executive terminates his employment for good reason or if the executive’s employment is terminated by us without cause, the severance benefit payable to the executive is 299% of the sum of his base salary and highest annual bonus plus a payment equal to the cost of continued medical benefits for eighteen months.

The following tables quantify compensation that would become payable under the employment agreements and other arrangements if the NEO’s employment had terminated on December 31, 2013, based on, where applicable, our closing stock price on that date. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different. Under the 2009 Plan, unvested equity awards will vest for all employees in the event of a change in control or in the event of death or disability. This is reflected in the table “Termination Following a Change in Control” in the “Value of Unvested Stock Awards.” Under our Executive Life Insurance Plan, the NEOs are entitled to receive a distribution of the life insurance policies insuring their lives in the event of termination of employment. This is reflected in the table below in the “Present Value of Deferred Compensation Benefits.”

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	41

EXECUTIVE COMPENSATION

Involuntary Termination Without Cause or Termination With Good Reason

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)
M. Jay Allison Chief Executive Officer	$1,203,000	$1,650,000	$2,202,120	$51,995
Roland O. Burns President and Chief Financial Officer	$815,250	$926,667	$1,088,094	$51,995
Mark A. Williams Vice President of Operations	—	—	$ 56,973	—
D. Dale Gillette Vice President of Land and General Counsel	—	—	$ 197,332	—
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	—	—	$ 284,418	—
(1)	Amount equal to 150% of annual base salary.

(2)	Amount equal to 150% of annual bonus.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

Termination Following a Change in Control

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)	Value of Unvested Stock Awards(4)	Excise Tax Reimbursement(5)
M. Jay Allison Chief Executive Officer	$2,397,980	$11,960,000	$2,202,120	$51,995	$18,543,426	—
Roland O. Burns President and Chief Financial Officer	$1,625,065	$3,976,700	$1,088,094	$51,995	$ 7,754,503	—
Mark A. Williams Vice President of Operations	—	—	$ 56,973	—	$ 2,154,782	—
D. Dale Gillette Vice President of Land and General Counsel	—	—	$ 197,332	—	$ 911,281	—
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	—	—	$ 284,418	—	$ 824,549	—
(1)	Amount equal to 299% of annual base salary.

(2)	Amount equal to 299% of highest bonus paid during the employee’s tenure with the Company.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

(4)	The value of the stock awards is based on our December 31, 2013 closing stock price of $18.29 per share; PSU awards vesting in 2015 and 2016 are assumed to achieve maximum award performance.

(5)	The Company amended the employment contracts effective January 1, 2014 to eliminate reimbursement of excise and any other taxes.

42	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

PROPOSALS 5 – 6    STOCKHOLDER PROPOSALS

Proposal 5 to ask the Board to adopt a policy that limits the acceleration of vesting on equity awards granted to named executive officers in the event of a change in control.

Marco Consulting Group Trust has presented the following resolution for consideration by the stockholders. In accordance with SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us. The Company is not responsible for the contents of this proposal or the supporting statement and recommends that you vote AGAINST the following proposal for the reasons set forth in the Company’s opposition statement following the proposal.

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any named executive officer, provided, however, that the board’s compensation committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the committee may determine.

For purposes of this policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2014 annual meeting.

Supporting Statement

Comstock Resources, Inc. (“Company”) allows executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a termination in employment and change in control as of Dec. 31, 2012 could have accelerated the vesting of $22 million worth of long-term equity to the Company’s five named executive officers, including $13 million to the President and Chief Executive Officer, M. Jay Allison.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the compensation committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	43

PROPOSALS 5 – 6 STOCKHOLDER PROPOSALS

THE BOARD HAS RECOMMENDED A VOTE AGAINST PROPOSAL 5 FOR THE REASONS SET FORTH BELOW.

Comstock’s Statement in Opposition to Proposal 5

Our Board has carefully considered this proposal and believes that approval of the proposed resolution is contrary to the best interests of the Company, its stockholders and its employees. Our compensation committee has designed and implemented an equity compensation program for executive officers with the purpose of providing long-term, performance-based incentives that are designed to align the interests of executives with stockholders and provide a retention incentive. One aspect of this program is providing for the accelerated vesting of outstanding equity awards upon a change in control of the Company.

The Board and the compensation committee have adopted compensation policies that are designed to link pay with performance and motivate and appropriately reward employees for their contribution to achieving the Company’s short-term and long-term goals and creating value for our stockholders. The active involvement of our management team is essential to meeting these goals. The Board and the compensation committee believe that it is particularly important for the Company to have a full range of compensation tools, both in the ordinary course of business and during any critical phase of strategic change that the Company might face.

Equity awards to our directors, executives, and other employees are made pursuant to the 2009 Plan. Under the 2009 Plan, which was approved by our stockholders at our annual meeting in 2009 and the performance criteria which was approved by our stockholders at our annual meeting in 2013, the compensation committee retains the discretion to determine whether, and under what circumstances, vesting of equity awards might be accelerated in connection with a change in control or otherwise. The 2009 Plan provides the equity awards will vest in the event of a change of control.

As set forth in more detail below, the Board opposes Proposal 5 for the following four reasons:

•

First, the stockholder proposal would eliminate our Board’s and the compensation committee’s ability to exercise its business judgment to determine whether, and on what conditions, the acceleration of vesting of equity awards is in the best interests of us and our stockholders in a particular change in control transaction. Our Board believes that imposing a restriction as proposed by Marco Consulting Group Trust could adversely affect stockholder value.

•

Second, we believe all of the companies in our peer group, and the majority of public companies generally, do not prohibit the accelerated vesting of equity awards in connection with a change in control. Consequently, the proposal could significantly disadvantage us from a recruiting and retention standpoint for key executives.

•

Third, this stockholder proposal could deny the Company’s executives the opportunity to fully realize their equity incentive awards and participate together with the stockholders in the value created in a change in control transaction.

•	Fourth, the proposal as written disproportionately punishes our employees and is vague in its description of pro rata vesting.

One of the primary obligations of the Board in connection with a change in control transaction is to maximize value for our stockholders. One of the essential purposes of providing employees with equity-based compensation is to align our employees’ interests with the interests of our stockholders. The 2009 Plan permits the accelerated vesting of equity awards in certain situations upon a change in control because we believe that this structure properly aligns our employees, including management, with the interests of our stockholders in the consideration, negotiation, and implementation of a change in control transaction. In particular, the Board believes that:

•

accelerated vesting of equity awards upon a change in control transaction aligns the interests of the stockholders and the employees, which allows the Company’s management team to remain objective and focused on protecting stockholders’ interests and maximizing stockholder value during a potential change in control event;

•

accelerated vesting of outstanding equity awards is an effective way to enable the Company to retain its management team and other key employees during the pendency of a change in control transaction as it helps to remove some of the uncertainty that may arise for the executive, including potential job loss, from such a transaction; and

•

accelerated vesting of equity awards is an effective tool to help management avoid potential conflicts of interest and distractions that may arise, and to provide the Company with stability, continuity and objective input of executives while the Company is going through a change in control.

44	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

PROPOSALS 5 – 6 STOCKHOLDER PROPOSALS

Permitting accelerated vesting upon a change in control assures that our employees are not penalized with a potential loss of incentive compensation that could result from a transaction that is outside their control but in the best interest of the stockholders. For example, following a change in control, the Company’s stock may no longer exist and it is possible that management will no longer control the policies and operation of the surviving entity. In such a case, the protection afforded by accelerated vesting would provide management the ability to continue to increase the value of the Company for stockholders up to and following a potential change in control transaction. Moreover, a purchaser may prefer, for accounting, tax or other business reasons, that an acquired company accelerate the vesting of equity awards. The stockholder proposal would eliminate the Company’s ability to do so, which would restrict the ability of the Board to negotiate all of the relevant terms in the context of a change in control transaction.

As described in more detail in the CD&A section of this Proxy Statement, our compensation programs are intended to be competitive with our peer groups and other companies with which we compete for talent. Based on publicly available information, none of the companies in our peer group, nor most public companies generally, restrict the acceleration of vesting of equity awards in connection with a change in control transaction. Therefore, we believe that adoption of the proposal could significantly disadvantage us from a recruiting and retention standpoint for key executives. Retaining key executives while a change in control transaction is pending can be particularly important, since the loss of key executives during such time could adversely affect the timing of, or ability to complete, such a transaction.

The Board believes that the value created by a change in control should be attributed, at least in part, to the efforts and talents of the Company’s executives. In the event of a change in control, stockholders are free to vote for or against the transaction and to benefit from the transaction by selling their shares of stock, tendering shares or receiving other consideration in a merger transaction. The Board believes that accelerating the vesting of an executive’s equity awards upon termination following a change in control is appropriate given the design of the Company’s current executive compensation program because it provides such executives the opportunity to realize the full value of his or her equity awards and participate with the Company’s stockholders in the value created as a result of the change in control transaction. If the stockholder proposal was implemented, we believe our executives may not have the opportunity to realize value from their outstanding incentive equity awards and may actually be disincentivized by a transaction that creates value for stockholders.

The 2009 Plan provides for accelerated vesting of equity awards upon a change in control for all of our equity plan participants, not just our NEOs. The Board believes that the stockholder proposal, which would treat certain executives differently than other plan participants, undermines the objectives stated above for our philosophy and may lead to discord within the Company as the interests of our executives may not be aligned with the interests of mid-level managers and other Company employees. Further, the Board also believes that the proposal is unclear as to how pro rata vesting would be administered and calculated as the proposal does not account for differences in the Company’s time vested awards, such as restricted stock units, and the Company’s performance based awards.

In light of the above factors, we believe that the current structure of the Company’s executive compensation programs, including providing for the accelerated vesting of executive officer equity awards upon a change in control, is in the best interest of the Company and its stockholders.

Required Vote and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal is necessary for this proposal to pass. Brokers do not have discretion to vote on this proposal without instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	45

PROPOSALS 5 – 6 STOCKHOLDER PROPOSALS

Proposal 6 to ask the Board to adopt and present for stockholder approval, a “proxy access” bylaw.

The Board of Pensions and Retirement, Philadelphia Public Employees Retirement Systems, has presented the following resolution for consideration for action by the stockholders. In accordance with SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us. The Company is not responsible for the contents of this proposal or the supporting statement and recommends that you vote AGAINST the following proposal for the reasons set forth in the Company’s opposition statement following the proposal.

RESOLVED: Shareholders of Comstock Resources, Inc. (“Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This bylaw, which shall supplement existing rights under the Company’s bylaws, should provide that a Nominator must:

a.	have beneficially owned 3% or more of Comstock Resources’ outstanding common stock continuously for at least three years before the nomination is submitted;

b.

give Comstock Resources written notice within the time period identified in Company bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including consent to being named in the proxy materials and to serving as a director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c.

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with Comstock Resources shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s’ proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Comstock Resources.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe long-term shareholders should have a meaningful voice in electing directors. At Comstock Resources, shareholders have rejected the Company’s executive compensation for two years in a row. In 2012, 65% of shareholders rejected the advisory vote on executive compensation and that support dropped even lower in 2013 when 67% of shareholders voted against the proposal.

Proxy advisor Institutional Shareholder Services reported at the time of the Company’s 2013 annual meeting that Comstock Resources underperformed its peer group on a three and five year basis while paying the CEO M. Jay Allison 1.5 times the median pay of CEOs at peer group companies.

We believe shareholders should be able to select their directors from a pool of nominees submitted by the Company and qualified shareholders.

We urge shareholders to vote FOR this proposal.

46	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

PROPOSALS 5 – 6 STOCKHOLDER PROPOSALS

THE BOARD HAS RECOMMENDED A VOTE AGAINST THIS STOCKHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW.

Comstock’s Statement in Opposition to Proposal 6

The Board recommends that you vote against this proposal because it advances a solution for a problem that does not exist at the Company, ignores the effective voice stockholders already have, and would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process. In the end, proxy access will only interfere with the Board’s ability to serve the long-term interest of all stockholders.

Our Board believes that the need for “proxy access” should be evaluated in the context of the Company’s overall corporate governance practices that provide stockholders with the opportunity to have meaningful input into the director nomination and election process and ensure that our Board has the independence, professional experience, expertise and commitment to effectively oversee management’s performance and act in the best interests of all stockholders. Our Board believes that the Company’s bylaws and Corporate Governance Guidelines, and our Board’s practices, already incorporate many measures that our Board believes afford stockholders input on matters important to them.

Proxy access sets up a procedure that facilitates proxy contests that can be expensive and disruptive, and creates an uneven playing field in which the Company bears substantial expense while the stockholder nominee need expend little resources to promote its candidacy. The Company already bears the expense of filing and distributing proxy materials which would contain the stockholder nominee, and the Board is likely to feel compelled to undertake an additional and expensive campaign to inform stockholders of the reasons the stockholder nominee should not be elected.

In the absence of proxy access, the playing field is leveled, as the stockholder nominee would similarly need to undertake the expense of soliciting proxies on the nominee’s behalf. The desire to avoid this expense has sometimes been cited as a reason for proxy access, but there is no reason why stockholders holding 3% of the outstanding stock of the Company should not, if they have a legitimate interest in sitting on the Board, bear the expense of soliciting proxies. Proxy access allows a stockholder with a special interest to use the proxy process to promote a specific agenda rather than the interests of all stockholders, creating the very real risk of politicizing the Board election process at virtually no cost to the proponent. The nomination of a candidate through the proxy access proposal would convert each such Board election into a contested election in which the proposed director nominee would only need to win on a plurality basis to be elected.

The Board believes that dealing with contested elections would not only be highly distracting to the Board and management, but could also encourage a short-term focus to the management of the business that would not be in the interests of the Company’s stockholders. Given this intersection between proxy access and plurality voting, at little or no cost to itself, a stockholder with an agenda to promote a narrow-based interest need only gain the support of a limited number of stockholders who sympathize with that interest (or with an issue the stockholder sets up as a surrogate for its true underlying interest) to create a potentially destabilizing circumstance for the governance of the Company by nominating a candidate irrespective of whether they expect that candidate to win election to the Board or if such candidate is even qualified to be included on the Board. This is not in the best interests of Comstock’s stockholders as a whole.

Proxy access would bypass the Board’s current process for identifying, screening and selecting directors who meet the Board’s (and regulatory) independence requirements, eligibility requirements and experience profiles. To function optimally, any board should be comprised of directors with the set of complementary skills and experiences needed to provide the appropriate oversight role for their company in light of the company’s strategic priorities and the scope and complexity of the company’s business. Our Board believes that its current director nomination process in which the corporate governance/nominating committee evaluates all nominees, including individuals recommended by stockholders, is the most appropriate process to ensure that only the highest quality director candidates are nominated for election. The corporate governance/nominating committee is in the best position to review and recommend director nominees who have the skills and qualifications to enhance the effectiveness of our Board and who are free from conflicts of interest and will represent the interests of all stockholders and not just those with special interests. As part of its evaluation of each candidate, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates. Proxy access bypasses this process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by the Board or who may fail to contribute to the mix of needed perspectives.

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	47

PROPOSALS 5 – 6 STOCKHOLDER PROPOSALS

The election of a stockholder nominee, particularly one representing a narrow interest, risks disrupting our Board and preventing the Board from effectively promoting the long-term interests of our stockholders. A director that does not fit into the mix of skills and experience the Board seeks would at best fail to contribute to the work of our Board and would at worst create tensions that disrupt the effective functioning of the Board, particularly if the director advocates for narrow interests that are not shared by all stockholders.

Moreover, directors elected by one stockholder group in one year may face successful opposition from a director nominated by another stockholder group in a subsequent year, setting up ongoing instability on our Board. Our Company’s success in recent years has grown out of its consistent application of a successful strategy for long-term value creation. Disruption of our Board’s functioning could disrupt the ongoing pursuit of this successful strategy, and put stockholder value at risk.

The Board believes that the current measures the Company employs for the evaluation, nomination and election of directors have led to a Board that is responsive to stockholder input and consistently promotes a strategy of long-term value creation. There is no need to adopt a procedure that provides no additional benefit and creates a set of otherwise highly undesirable consequences, including possibly disrupting the Company’s existing, effective corporate governance regimen and possibly resulting in a less effective Board that includes less qualified individuals.

Required Vote and Recommendation of the Board of Directors

The affirmative vote by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal is necessary for this proposal to pass. Brokers do not have discretion to vote on this proposal without instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

48	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

Other Business

The Board does not know of any business that will properly come before the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting including, without limitation, any proposal involving the separation of the roles of Chairman and CEO, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file with the SEC and the NYSE initial reports of ownership of our common stock and other equity securities, and reports of certain transactions in our securities. Such persons are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. The SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based upon a review of these records and amendments thereto, all of these filing requirements for 2013 were timely met.

Stockholder Proposals and Nominations for the 2015 Annual Meeting

Any stockholder who desires to submit a proposal for presentation at our annual meeting of stockholders in 2015 and wishes to have such proposal included in our proxy materials must submit the proposal to us at our principal executive offices no later than December 6, 2014 unless we notify the stockholder otherwise. Only those proposals that are timely received by our Corporate Secretary and proper for stockholder action (and otherwise proper) will be included in our proxy materials. Such written notice must set forth (i) the name and address of the stockholder who intends to bring business before the meeting; (ii) the specific nature of the business he or she seeks to bring before the meeting; and (iii) a representation that the stockholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

Written request for inclusion of any stockholder proposal should be addressed to: Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. We recommend that such proposal be sent by certified mail, return receipt requested. Any stockholder who intends to bring business to the annual meeting of stockholders in 2015, but not include the business in our proxy statement, must give written notice to our corporate secretary at the address set forth above by February 18, 2015.

There were two stockholder proposals submitted for the Annual Meeting, both of which have been included in this proxy for consideration.

Solicitation of Proxies

The Company has provided proxy materials to banks, brokers, and other financial fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of common stock. The Company has retained Morrow & Co. to assist with the solicitation of proxies for a fee of approximately $7,500, plus reimbursement for out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company for no additional compensation. The cost of soliciting proxies and related services will be borne by the Company.

Electronic Delivery of Proxy Statement and Annual Report

Stockholders who received printed copies of the proxy materials can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save Comstock the

COMSTOCK RESOURCES, INC. - 2014 Proxy Statement	49

ADDITIONAL INFORMATION

cost of producing and mailing these documents, reduce the amount of mail you receive and help preserve environmental resources.

You may sign up for this option by:

•	following the instructions provided on your proxy card; or

•	following the instructions provided when you vote over the Internet.

If you choose to view future proxy statements and annual reports over the Internet and you are a street-name stockholder as of the applicable record date, you will receive an e-mail message next year containing the Internet address to use to access Comstock’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on www.proxyvoting.com. You do not have to re-elect Internet access each year.

Householding of Annual Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below, and we will send a separate copy to each stockholder.

If the shares are registered in the name of the stockholder, the stockholder should contact us at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attn: Investor Relations, telephone number (800) 877-1322 to inform us of their request. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Stockholder List

A list of stockholders of record will be available for examination at the Company’s corporate headquarters during normal business hours for a period of ten days prior to the Annual Meeting.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K

We are mailing our 2013 Annual Report to stockholders who elected to receive a printed copy of this Proxy
Statement. Additional copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the
year ended December 31, 2013, are available without charge from our Investor Relations Department.

Our SEC filings, including our 2013 Annual Report on Form 10-K, are available online, at no charge, at
www.comstockresources.com, Investor Info, SEC filings, or through the Securities and Exchange Commission’s website at www.sec.gov.

Roland O. Burns

Secretary

Frisco, Texas

April 4, 2014

50	COMSTOCK RESOURCES, INC. - 2014 Proxy Statement

COMSTOCK RESOURCES
LEGACY DRIVE
DALLAS NORTH TOLLWAY
121
75
35
N
635
LOVE FIELD AIRPORT
DFW AIRPORT
MOCKINGBIRD LANE
DOWNTOWN DALLAS

COMSTOCK RESOURCES

5300 Town and Country Blvd.
Suite 500
Frisco, Texas 75034
(972) 668-8800
www.comstockresources.com

COMSTOCK RESOURCES

COMSTOCK RESOURCES, INC.

5300 TOWN AND COUNTRY BLVD. SUITE 500 FRISCO, TX 75034

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before May 8, 2014. Have your proxy card in hand when you access the website and follow the instructions on the secure website to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the secure website and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE

Call toll free 1-800-690-6903 within the United States, U.S. territories and Canada on a touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before May 8, 2014. Have your proxy card in hand when you call and then follow the instructions provided by the recorded message.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS IN THE DESIGNATED

AREAS. PLEASE DO NOT WRITE OUTSIDE THE DESIGNATED AREAS.

M69481-P49899

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THIS PORTION ONLY

COMSTOCK RESOURCES, INC.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND “AGAINST” PROPOSALS 5 AND 6.

1. ELECTION OF DIRECTORS

Nominees:

CLASS B DIRECTORS (Terms expire in 2017)

01) M. Jay Allison

02) David W. Sledge

03) Jim L. Turner

CLASS A DIRECTOR (Term expires in 2016)

04) Elizabeth B. Davis

2. Proposal to approve an amendment to the Company’s Bylaws to provide for the annual election of all directors.

3. Proposal to ratify the appointment of the independent registered public accountants for 2014.

4. Proposal to approve the advisory (non-binding) resolution relating to the Company’s 2013 compensation of its named executive officers.

Please indicate if you would like to be contacted regarding consolidating your Registered and brokerage accounts.

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. This section must be completed for your vote to count if you are voting by mail. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

For Withhold For All

All All Except

For Against Abstain

Yes No

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Management recommends a vote AGAINST the following Stockholder Proposals:

5. Stockholder Proposal 5

6. Stockholder Proposal 6

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Signature (Joint Owners) Date

For Against Abstain

ANNUAL MEETING OF STOCKHOLDERS OF COMSTOCK RESOURCES, INC.

May 8, 2014

Your vote is important.

Thank you for voting.

(Complete and mail the Proxy Card only if you do not vote by phone or Internet.)

Proxy Card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

www.comstockresources.com and www.proxyvote.com.

M69482-P49899

PROXY

COMSTOCK RESOURCES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – THURSDAY, MAY 8, 2014

The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, as proxies of the undersigned to act and to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc., to be held Thursday, May 8, 2014, at 10:00 a.m. and any adjournment or adjournments thereof, and in their own discretion upon any other matter which may properly come before this meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

Continued and to be marked, signed and dated on reverse side